UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

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Bristol-Myers Squibb Company

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March 21, 2013

NOTICE OF 2013 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 7, 2013 AT 10:00 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at our offices located in Plainsboro, New Jersey, on Tuesday, May 7, 2013, at 10:00 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be:

•     the election of directors;

•     the ratification of the appointment of an independent registered public accounting firm; and

•     an advisory vote to approve the compensation of our named executive officers.

We will also review the status of the company’s business at the meeting.

R. Sanders Williams, M.D. will retire from the Board of Directors at this Annual Meeting and Louis J. Freeh retired from the Board in March 2013. We thank them for their dedicated service to Bristol-Myers Squibb and our stockholders and wish them well.

Last year, over 85% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

	JAMES M. CORNELIUS Chairman of the Board	LAMBERTO ANDREOTTI Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the 2013 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 7, 2013, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect to the Board of Directors the ten persons nominated by the Board, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2013;

•	to conduct an advisory vote to approve the compensation of our named executive officers; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common and preferred stock at the close of business on March 14, 2013 will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

General Counsel and Corporate Secretary

Dated: March 21, 2013

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;

(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

DIRECTIONS TO OUR PLAINSBORO OFFICE	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 14, 2013 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 7, 2013. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to stockholders on or about March 21, 2013. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is “Notice and Access” and how does it affect me?

The U.S. Securities and Exchange Commission (SEC) has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our stockholders a “Notice of Internet Availability of Proxy Materials.” This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is “householding” and how does it work?

“Householding” is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 14, 2013, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 14, 2013 will be entitled to vote at the 2013 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

(i)	via Internet at www.proxyvote.com;

(ii)	by telephone at (800) 690-6903;

(iii)	by mail, if you received a paper copy of the proxy materials; or

(iv)	in person at the Annual Meeting.

Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

Under NYSE rules, the election of directors and the advisory vote to approve the compensation of our named executive officers are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, we will consider and act on the following items of business:

(i)	the election to the Board of Directors the ten persons nominated by the Board, each for a term of one year;

(ii)	the ratification of the appointment of our independent registered public accounting firm; and

(iii)	an advisory vote to approve the compensation of our named executive officers.

We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 and FOR the advisory vote to approve the compensation of our named executive officers.

How many votes are needed to elect the directors and to approve each of the proposals?

Director Elections: A majority of votes cast with respect to each director’s election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

Advisory Vote: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our named executive officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

How are the votes counted?

In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board is kept advised of company business through regular written reports and analyses and discussions with the CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 27 discusses many of these policies and procedures.

Listed below are some of the significant corporate governance initiatives we have adopted:

Special Stockholder Meetings	• Stockholders that hold 25% or more of our outstanding stock may call special meetings of stockholders.

Elimination of Supermajority Provisions	• We amended our Amended and Restated Certificate of Incorporation to eliminate the sole supermajority provision applicable to common stockholders.

Director Elections

•     Our directors are annually elected by our stockholders.

•     Our directors must receive a majority of the votes cast in uncontested elections to be elected.

•     We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Stockholder Rights Plans

•     We do not currently have a stockholder rights plan (poison pill).

•     All stockholder rights plans must be approved by a minimum of two-thirds of the Board.

•     All stockholder rights plans must expire one year after Board adoption unless approved by our stockholders.

Related Party Transactions

•     We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 19 of this Proxy Statement.

Political Contributions

•     We semi-annually disclose on our website all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. We also disclose the amount of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures. We recently lowered the reporting threshold to $50,000 from the $100,000 threshold we used in prior years.

•     Our Committee on Directors and Corporate Governance provides oversight of our political contributions and annually reviews our political contribution policy.

The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board’s Role in Strategic Planning and Risk Oversight

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our strategy to combine the best of biotechnology with pharmaceuticals to become a best-in-class next generation biopharmaceutical company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor business operations. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our policies and guidelines regarding risk assessment and risk management, as well as our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance, and the Science and Technology Committee), regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for Lamberto Andreotti, James M. Cornelius, Elliott Sigal, M.D., Ph.D. and R. Sanders Williams, M.D. Mr. Andreotti and Dr. Sigal are not considered independent directors because they are currently employed by our company. Mr. Cornelius is not considered independent because of his previous employment as Chief Executive Officer of our company. Mr. Cornelius retired from the CEO position on May 4, 2010. Our Board has preliminarily determined that Mr. Cornelius will become independent on the three-year anniversary of his retirement date in accordance with our independence standards, assuming there is no intervening event impacting this determination. The Board will confirm Mr. Cornelius’ independence at a meeting subsequent to the anniversary date. Dr. Williams is not considered an independent director of the company because we made payments in 2011 to The J. David Gladstone Institutes (Gladstone), of which he is President, that were in excess of 2% of Gladstone’s 2011 consolidated gross revenues. This relationship is further described under the heading “Related Party Transactions” on page 19 of this Proxy Statement.

In determining that each of Lewis B. Campbell, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr. is independent, the Board considered the following relationships under our categorical standards (see Exhibit A):

•

Drs. Glimcher and Sato are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

•

Drs. Glimcher and Sato and Secretary West, or one of their immediate family members, are employed by businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institution and the payments made did not exceed the greater of $1 million or 2% of such institution’s consolidated gross revenues.

•

Mr. Grobstein and Dr. Sato are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Board Leadership Structure

On May 4, 2010, Mr. Cornelius retired as our CEO and became our Non-Executive Chairman and Mr. Andreotti became our new CEO. The Board determined at that time that it was appropriate to separate the roles of the Chairman and the CEO in view of the completion of our transformation into a biopharmaceutical company and Mr. Cornelius’ retirement as CEO. The Board has determined to maintain a Lead Independent Director at this time because Mr. Cornelius does not meet the New York Stock Exchange standards of independence due to his prior service as Chief Executive Officer of the company. The independent directors have elected Lewis B. Campbell, the current Chair of the Committee on Directors and Corporate Governance, to serve as the Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. The Lead Independent Director’s responsibilities include, among others, presiding at the meetings of independent directors, approving meeting agendas and meeting schedules, approving and advising the Chairman as to the quality, quantity and timeliness of information sent to the Board and serving as the principal liaison and facilitator between the independent directors and the Chairman. A more detailed description of the roles and responsibilities of the Lead Independent Director is available on our website at www.bms.com/ourcompany/governance.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2012, the Board of Directors met 10 times. The average aggregate attendance of directors at Board and committee meetings was over 96%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met six times during 2012 to discuss such topics as our independent directors determined, including the evaluation of the performance of our Chief Executive Officer. Mr. Campbell, our Lead Independent Director, presided over these sessions.

Annual Meeting of Stockholders

Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the 2012 nominees for director attended our 2012 Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Grobstein, Lacy and Storch each qualify as an “audit committee financial expert” under the applicable SEC rules.

Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

On June 26, 2012, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company during the third quarter of 2012. The members of the Securities Issuance Committee were James M. Cornelius, Lamberto Andreotti and Lewis B. Campbell. The Securities Issuance Committee met once during 2012.

The table below indicates the current members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee, the primary responsibilities of each committee and the number of meetings held in 2012:

Committee	Current Members	Primary Responsibilities	No. of Meetings

Audit (1)	Alan J. Lacy (Chair) Laurie H. Glimcher, M.D. Michael Grobstein Gerald L. Storch

•     overseeing and monitoring the quality of our accounting and auditing practices;

•     appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•     assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) risk assessment and risk management policies and guidelines;

•     reviewing our disclosure controls and procedures, including internal controls, periodic filings with the SEC, earnings releases and earnings guidance;

•     producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•     overseeing investigations into complaints concerning financial or accounting matters.

6

Committee	Current Members	Primary Responsibilities	No. of Meetings

Compensation and Management Development	Togo D. West, Jr. (Chair) Lewis B. Campbell Michael Grobstein Vicki L. Sato, Ph.D. Gerald L. Storch

•     reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

•     annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by at least three-fourths of our independent directors the CEO’s compensation based on this evaluation;

•     reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•     overseeing our management development programs, performance assessment of senior executives and succession planning;

•     reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement;

•     establish and oversee our compensation recovery policy; and

•     reviewing incentive compensation programs to confirm incentive pay does not encourage unnecessary risk-taking.

6

Directors and Corporate Governance (1)(2)	Lewis B. Campbell (Chair) Alan J. Lacy Togo D. West, Jr.

•     developing and recommending to our Board a set of Corporate Governance Guidelines and periodically reviewing such guidelines;

•     identifying and recommending corporate governance best practices;

•     reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•     considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•     evaluate and make recommendations to the Board concerning director independence;

•     defining specific categorical standards for director independence;

•     considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

3

Committee	Current Members	Primary Responsibilities	No. of Meetings

•     identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•     overseeing our Board’s annual evaluation of its performance.

Science and Technology	Vicki L. Sato, Ph.D. (Chair) Laurie H. Glimcher, M.D. R. Sanders Williams, M.D. Lamberto Andreotti Elliott Sigal, M.D., Ph.D.	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	3

(1)

Louis J. Freeh resigned as a member of our Audit Committee on August 31, 2012 prior to becoming a partner of Pepper Hamilton LLP, a law firm which provides legal services to us. Mr. Freeh served as a member of the Committee on Directors and Corporate Governance until his retirement from the Board on March 7, 2013.

(2)

R. Sanders Williams, M.D. served as a member of our Committee on Directors and Corporate Governance until November 27, 2012 when we became aware that he no longer qualified as an independent director because an upfront payment we made to Gladstone in connection with a research collaboration agreement, which we thought had been made in January 2012, was in fact made in December 2011. The amount of this payment exceeded 2% of Gladstone’s 2011 consolidated gross revenues. This relationship is further described under the heading “Related Party Transactions” on page 19 of this Proxy Statement.

Beginning on May 7, 2013, the members and chairs of the Board’s four committees will be as follows:

Audit	Compensation and Management Development	Directors and Corporate Governance	Science and Technology
Alan J. Lacy (Chair) Laurie H. Glimcher, M.D. Michael Grobstein Gerald L. Storch	Togo D. West, Jr. (Chair) Lewis B. Campbell Michael Grobstein Vicki L. Sato, Ph.D. Gerald L. Storch	Lewis B. Campbell (Chair) Alan J. Lacy Togo D. West, Jr.	Vicki L. Sato, Ph.D. (Chair) Laurie H. Glimcher, M.D. Elliott Sigal, M.D., Ph.D.

Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2012.

Risk Assessment of Compensation Policies and Practices

We annually conduct a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

•	multiple metrics in our incentive programs that balance top-line, bottom-line and cash management objectives;

•	linear payout curves and caps in our incentive program payout formulas;

•	reasonable goals and objectives in our incentive programs;

•	payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment;

•	the Compensation and Management Development Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards;

•	share ownership and retention guidelines applicable to our senior executives;

•	equity award policies that limit risk by not allowing for timing of equity award grants;

•	prohibition of speculative and hedging transactions by all employees;

•

all managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee; and

•	mandatory training on our Standards of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. In addition, each director must represent the interests of all stockholders. We do not have a formal policy on Board diversity as it relates to race, gender or national origin.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. The Committee reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind its commitment to maintain a Board with members of diverse experience. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors. After completing this evaluation and interview, the Committee on Directors and

Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by disclosure including written information about the recommended nominee’s business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the required documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated ten current directors, Lamberto Andreotti, Lewis B. Campbell, James M. Cornelius, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Vicki L. Sato, Ph.D., Elliott Sigal, M.D., Ph.D., Gerald L. Storch and Togo D. West, Jr., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2014 Annual Meeting.

A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation, current directorships and directorships held during the past 5 years of public companies and registered investment advisors and other business affiliations. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

Information on Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

Mr. Andreotti, age 62, has been our Chief Executive Officer since May 2010. He was our President and Chief Operating Officer from March 2009 to May 2010. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005.

With his 15 years experience at BMS, both in the U.S. and internationally, and his prior experience at KABI Pharmacia and Pharmacia & Upjohn, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry. In his role as our Chief Operating Officer, Mr. Andreotti gained critical insights into managing a global business in a complex and dynamic environment.

Mr. Andreotti is a Director of E. I. du Pont de Nemours and Company. During the last 5 years, Mr. Andreotti was Vice Chairman of the Board of Directors of Mead Johnson Nutrition Company.

Director since 1998

LEWIS B. CAMPBELL

Mr. Campbell, age 65, has served as the Executive Chairman and Chief Executive Officer of Navistar International Corporation, a leading manufacturer of commercial trucks, buses, RVs, defense vehicles and engines, since August 2012. Mr. Campbell served as Non-Executive Chairman of Textron Inc. from December 2009 to August 2010 and served as Chairman and Chief Executive Officer of Textron from February 1999 through November 2009 when he retired as Chief Executive Officer. Mr. Campbell is a member of The Business Council and a member of the Business Roundtable.

Mr. Campbell is a demonstrated leader with keen business understanding. With his executive level experience at Textron and Navistar, Mr. Campbell is uniquely positioned to help guide the company as we continue to build a strong foundation for success as a biopharmaceutical company. Furthermore, his first-hand knowledge of the many issues facing public companies and his current and past service as a member of each of our independent Board Committees position him well to serve as our Lead Independent Director.

Mr. Campbell is on the Board of Directors of Sensata Technologies Holding N.V. and the Board of Trustees of Noblis, Inc. During the last 5 years, Mr. Campbell was the Chairman of the Board of Directors of Textron Inc.

Director since 2005

JAMES M. CORNELIUS

Mr. Cornelius, age 69, has been our Non-Executive Chairman since May 2010. He served as our Chairman and Chief Executive Officer from February 2008 to May 2010 and served as our Chief Executive Officer from September 2006 to February 2008. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation, a U.S. cardiac and vascular medical device company. He served as Guidant’s Non-Executive Chairman of the Board from 2000 until 2005.

Mr. Cornelius has been the principal strategist in the company’s transition into a next generation biopharmaceutical company. His extensive understanding of the complex operational, regulatory and financial issues facing pharmaceutical companies and general industry gained while serving in key leadership roles at Eli Lilly and Co. and Guidant Corporation and on the boards of other companies positions Mr. Cornelius well to serve as the Non-Executive Chairman of our Board of Directors.

Mr. Cornelius is the Non-Executive Chairman of the Board of Directors of Mead Johnson Nutrition Company and a Director of Given Imaging Ltd. During the last 5 years, Mr. Cornelius was Vice Chairman of the Board of SpringBoard Medical Innovations, LLC and a Director of DirecTV Group.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 61, has served as the Stephen and Suzanne Weiss Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs since January 2012. She had been the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School from 1990 to December 2011. She is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences USA, and a member of the Institutes of Medicine of the National Academy of Sciences. She is also a member of, and a past President of, the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher serves on the Memorial Sloan-Kettering Cancer Center Board of Overseers and on the Scientific Advisory Boards of Health Care Ventures, Inc., Nodality Inc., Abpro, Inc., Theraclone Sciences, Inc. and American Asthma Foundation.

Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as a member of our Board.

Dr. Glimcher is a Director of Waters Corporation.

Director since 2007

MICHAEL GROBSTEIN

Mr. Grobstein, age 70, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein’s depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as a member of our Audit and Compensation and Management Development Committees.

Mr. Grobstein is a Director of Given Imaging Ltd.

Director since 2008

ALAN J. LACY

Mr. Lacy, age 59, has been a Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a large retail company, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer and Chairman of the Board from 2000 to 2005. He also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. He is Trustee and former Chairman of the National Parks Conservation Association.

Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Mr. Lacy is a Director of The Hillman Companies, Inc., Dave & Buster’s, Inc. and Earth Fare Inc. He is also a Trustee of Fidelity Funds. During the last 5 years, he was a Director of The Western Union Company.

Director since 2006

VICKI L. SATO, PH.D.

Dr. Sato, age 64, has been a professor of management practice at the Harvard Business School and professor of the practice of molecular and cell biology at Harvard University since July 2005. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Dr. Sato’s extensive and distinctive experience in business, academia and science over more than 25 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as Chair of our Science and Technology Committee. Her experience serving on the compensation committees of other healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Dr. Sato is a Director of PerkinElmer Corporation and of Galapagos NV. During the last 5 years, she was a Director of Alnylam Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc.

Director since 2011

ELLIOTT SIGAL, M.D., PH.D.

Dr. Sigal, age 61, has been our Chief Scientific Officer since October 2004 and an Executive Vice President since November 2006. Dr. Sigal joined BMS in November 1997 as Vice President of the newly created department of Applied Genomics and since then has held positions of increasing responsibility in both discovery and development. Dr. Sigal is a member of the President’s Council of The J. David Gladstone Institutes, and a member of the Biomedical Scientific Advisory Board of the Vanderbilt University Medical Center.

Dr. Sigal has more than 25 years of combined experience in medicine, research and management and is highly respected by the biopharmaceutical industry. Dr. Sigal serves a key role as a member of the Board’s Science and Technology Committee as the continued importance of research and development is critical to our strategy and our success as a biopharma company.

Dr. Sigal is a Director of Mead Johnson Nutrition Company.

Director since 2012

GERALD L. STORCH

Mr. Storch, age 56, has been the Chairman and Chief Executive Officer of Toys“R”Us, Inc. since February 2006. He will be transitioning from his role as Chief Executive Officer of Toys“R”Us, but will continue to remain Chairman. Prior to joining Toys“R”Us, Inc., Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. Mr. Storch is a member of the Committee Encouraging Corporate Philanthropy and is on the board of Toys“R”Us Children’s Fund.

A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multinational business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

Director since 2008

TOGO D. WEST, JR.

Secretary West, age 70, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006 and Chairman of Noblis, Inc., a nonprofit science and technology company since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as U.S. Secretary of Veterans Affairs from 1998 to 2000 and as U.S. Secretary of the Army from 1993 to 1997.

Secretary West’s legal, business and government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President’s Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the need to attract and retain talented employees and the public policy issues facing the healthcare industry, Secretary West is positioned well to serve as Chair of our Compensation and Management Development Committee and as a member of our Committee on Directors and Corporate Governance.

Secretary West is a Director of FuelCell Energy, Inc. and Krispy Kreme Doughnuts, Inc. During the last 5 years, he was a Director of AbitibiBowater Inc.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance.

•

The Committee on Directors and Corporate Governance will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•

If it is impractical or undesirable to wait until a Committee meeting to complete an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•

In the event the company becomes aware of an interested transaction that has not been approved, the Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•

No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Committee.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Chair of our Committee on Directors and Corporate Governance, in consultation with the General Counsel, approved the following related party transaction, which approval was subsequently ratified by the Committee (with Dr. Williams recusing himself from that portion of the meeting), in accordance with our policy and Bylaws:

•

In December 2011, we entered into a research collaboration agreement with The J. David Gladstone Institutes, an independent and nonprofit biomedical-research organization dedicated to accelerating the pace of scientific discovery and innovation to prevent illness and cure patients suffering from cardiovascular disease, neurological disease or viral infections. Dr. Williams, one of our directors, is Gladstone’s President and Robert W. and Linda L. Mahley Distinguished Professor. We paid Gladstone approximately $2.67 million in December 2011 and $2.3 million in 2012 to fund specific research projects to identify and validate novel targets in Alzheimer’s disease. These projects are expected to cost approximately $3 million per year over a three-year period. Dr. Williams will not participate in these projects. At this time, there are no other projects contemplated, although the agreement allows additional projects to be included in the future. The agreement was negotiated on an arm’s length basis and Dr. Williams was not involved in the decision-making process of either party to the transaction nor was he involved in any communications between the company and Gladstone.

Additionally, the following related party transaction was deemed to be pre-approved in accordance with our policy and Bylaws:

•

On September 1, 2012, Mr. Freeh, one of our former directors, became a partner of the law firm Pepper Hamilton LLP and the firm acquired Mr. Freeh’s investigative company, Freeh Group International Solutions, LLC, of which he continues to serve as Chairman. At that time, the law firm provided legal services to BMS and continues to provide legal services to BMS. We paid approximately $1.7 million to Pepper Hamilton in 2012. Mr. Freeh did not initiate or negotiate the services provided by Pepper Hamilton and the relationship with Pepper Hamilton was entered into in the ordinary course of business prior to Mr. Freeh becoming a partner of the firm. In February 2013, Mr. Freeh was named Chair of Pepper Hamilton.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to any interested party who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2012 Director Compensation Program

We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors’ compensation practices and compares them against the practices of the companies in our peer group. The Committee submits its recommendations for director compensation to the full Board for approval. Mr. Andreotti and Dr. Sigal do not receive any additional compensation for serving as directors.

In 2011, management engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to target director compensation at the median of the companies in our peer group for 2012. The following companies were in our peer group: Abbott Laboratories (prior to AbbVie Inc. separation), Amgen Inc., Biogen Idec Inc., Eli Lilly & Co., Gilead Sciences Inc., Johnson & Johnson, Merck & Co. and Pfizer, Inc. As further described below, our director compensation program in 2012 was positioned at the 25th percentile. The Committee believes the total compensation package for directors we offered in 2012 was reasonable, and appropriately aligned the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

The components of our standard non-management directors’ compensation for 2012 were as follows:

Cash Compensation

In 2012, our non-management directors were entitled to receive the following cash compensation:

•	Annual cash retainer of $85,000;

•

Annual Committee Chair cash retainer of $25,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee;

•

Annual Committee membership cash retainer of $15,000 for each director serving as a member (but not Chair) of the Audit, Compensation and Management Development, and Science and Technology Committees; and

•	Annual Committee membership cash retainer of $7,500 for each director serving as a member (but not Chair) of the Committee on Directors and Corporate Governance.

In addition, the Lead Independent Director received an annual cash retainer of $30,000.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Equity Compensation

On February 1, 2012, all non-management directors serving on the Board at that time received an annual award of deferred common share units valued at $140,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred common share units are non-forfeitable at grant and are settleable solely in shares of company common stock.

Share Retention Requirements

All non-management directors are required to acquire at least $300,000 worth of BMS shares and/or share units within three years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

Charitable Contribution Programs

Each director who joined the Board prior to December 2009 participates in our Directors’ Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

Also, each director was able to participate in our company-wide matching gift program in 2012. We matched dollar for dollar a director’s contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2012, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Campbell, Cornelius, Freeh, Grobstein and Lacy and Drs. Glimcher and Williams.

Compensation of the Non-Executive Chairman

On May 4, 2010, Mr. Cornelius retired as our CEO and became our Non-Executive Chairman of the Board. As Non-Executive Chairman, Mr. Cornelius has significantly greater responsibilities than other directors, including chairing the Office of the Chairman to meet on a regular basis with the CEO on the most critical strategic issues and transactions, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, and serving as a non-voting member, ex-officio, of the Audit Committee, Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. In addition to the standard Board compensation that all non-employee directors receive, Mr. Cornelius receives an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% is paid in cash and 50% in shares of company common stock.

2013 Director Compensation

In December 2012, the Committee on Directors and Corporate Governance engaged FWC to review market data and prepare analyses that compared our director compensation program against our peer group. The companies in this peer group are the same as the companies in the primary peer group for executive compensation purposes and are listed on page 32. Our director compensation program in 2012 was positioned at the 25th percentile. To bring our director compensation program to median, FWC recommended, and the Board approved, effective January 1, 2013, increasing the Board cash retainer to $90,000 and increasing the annual grant of deferred share units to our non-employee directors to $160,000 in value.

Director Compensation Table

The following table sets forth information regarding the compensation earned by our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
L. B. Campbell	$157,500	$140,000	$0	$30,000	$327,500
J. M. Cornelius(5)	$185,000	$240,000	$0	$30,000	$455,000
L. J. Freeh	$108,333	$140,000	$0	$20,000	$268,333
L. H. Glimcher, M.D.	$120,833	$140,000	$0	$7,000	$267,833
M. Grobstein	$118,333	$140,000	$0	$30,000	$288,333
A. J. Lacy	$114,167	$140,000	$0	$30,000	$284,167
V. L. Sato, Ph.D.	$121,667	$140,000	$0	$0	$261,667
G.L. Storch	$108,199	$140,000	$0	$0	$248,199
T. D. West, Jr.	$114,167	$140,000	$0	$0	$254,167
R. S. Williams, M.D.	$106,807	$140,000	$0	$20,500	$267,307

(1)

Includes the annual retainer, committee chair retainers and committee membership retainers. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2012, which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Treasury Bill Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. H. Glimcher, M.D.	$60,417	100%	0%	0
M. Grobstein	$41,417	0%	100%	1,223
G. L. Storch	$108,199	0%	100%	3,195

(2)

Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2012. On February 1, 2012, each of the non-management directors then serving as a director received a grant of 4,313 deferred share units valued at $140,000 based on the fair market value on the day of grant of $32.46. The aggregate number of deferred share units held by each of these directors as of December 31, 2012 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
L. B. Campbell	26,824
J. M. Cornelius	19,044
L. J. Freeh	35,953
L. H. Glimcher, M.D.	68,171
M. Grobstein	39,692
A. J. Lacy	31,807
V. L. Sato, Ph.D.	33,814
G. L. Storch	7,681
T. D. West, Jr.	29,483
R. S. Williams, M.D.	43,556

(3)	There have been no stock options granted to directors since 2006. The aggregate number of all stock options held by our directors as of December 31, 2012 is set forth below.

Name	# of Stock Options
L. B. Campbell	14,500
J. M. Cornelius	5,000
L. J. Freeh	2,500
L. H. Glimcher, M.D.	14,500

(4)

Amounts include company matches of charitable contributions under our matching gift program. On occasion, family members or business associates accompanied Mr. Cornelius when traveling on the company’s NetJets account for business travel. Mr. Cornelius paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Cornelius for taxes he paid.

(5)

In addition to the standard Board compensation that all non-management directors received, Mr. Cornelius received an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company’s common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
3/31/2012	$25,000	$33.75	740
6/30/2012	$25,000	$35.95	695
9/30/2012	$25,000	$33.75	740
12/31/2012	$25,000	$32.59	767

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 14, 2013, there were 1,642,896,919 shares of $0.10 par value common stock and 5,085 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of March 12, 2013, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

Name			Bristol-Myers Squibb Company
	Total Common Shares Owned(1)		Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	2,127,292		1,558,824	0
C. A. Bancroft	268,208		149,193	0
L. B. Campbell	41,054		7,500	31,444
B. Cazala	556,295		286,305	0
J. M. Cornelius	2,200,804	(4)	1,245,996	23,590
L. H. Glimcher, M.D.	73,186		0	73,186
M. Grobstein	47,818		0	44,435
A. J. Lacy	38,780		0	36,475
S. Leung	783,806		587,135	0
V. L. Sato, Ph.D.	38,500		0	38,500
E. Sigal, M.D., Ph.D.	1,055,180		750,273	24,725
G. L. Storch	12,119		0	12,119
T. D. West, Jr.	34,129		0	34,129
R. S. Williams, M.D.	48,836		0	48,336
All Directors and Executive Officers as a Group(5)	8,776,764		5,522,393	366,939

(1)

Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.

(2)

Consists of shares underlying stock options that are currently exercisable or that will become exercisable within 60 days, restricted stock units that vest within 60 days and the target number of market share units that vest within 60 days. None of these shares have any voting rights.

(3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)

Includes up to 931,218 shares of common stock that are, or may from time to time be, pledged to financial institutions to secure personal obligations of Mr. Cornelius. Our policy on pledging is described on page 26 of this Proxy Statement.

(5)	Includes 24 individuals.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	120,892,560	(1)	7.3	%(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	112,479,503	(2)	6.8	%(2)

(1)

This information is based on the Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, with the SEC on February 13, 2013 reporting beneficial ownership as of December 31, 2012. The reporting person has sole voting power with respect to 98,212,610 shares and sole dispositive power with respect to 120,892,610 shares.

(2)

This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2013 reporting beneficial ownership as of December 31, 2012. The reporting person has sole voting and dispositive power with respect to all 112,479,503 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2012 all applicable Section 16(a) filing requirements were met, except that, due to technical transmission difficulties, a Form 4 was filed one-day late for Brian Daniels relating to a grant of 12,038 market share units, the banking of an aggregate of 32,317.46 performance share units and the conversion of 28,073 performance share units into the company’s common stock, and a Form 4 was filed one-day late for Francis Cuss relating to a grant of 12,038 market share units, the banking of an aggregate of 41,679.26 performance share units and the conversion of 17,866 performance share units into the company’s common stock.

Policy on Pledging

Our insider trading policy prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. We granted the following exception to our pledging policy:

•

Mr. Cornelius, our Non-Executive Chairman and former CEO, retired from the CEO position in 2010 with a significant equity position in the company. His equity position in BMS shares continues to increase post-retirement because an award he received while he was CEO did not vest until 2012, he continues to exercise and hold employee and director options, and he receives additional BMS shares as part of his director compensation package. Upon his request and due to his significant equity position, we have granted Mr. Cornelius permission to pledge his shares to financial institutions for investment flexibility and to diversify his portfolio. As part of that diversification strategy, the Company permitted Mr. Cornelius to adopt a pre-arranged trading plan to sell his BMS shares over time and consequently reduce the number of shares available to be pledged. The shares that may be pledged currently represent less than 0.1% of our outstanding common stock. Mr. Cornelius has represented to us that he has sufficient funds, including an unused, unsecured line of credit with a financial institution, to cover any margin calls.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) is intended to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our current CEO, CFO and the three other most highly paid executives of our company).

Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the determination by the Compensation and Management Development Committee (Committee) of, the resultant compensation of our Named Executive Officers. Finally, we outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

EXECUTIVE SUMMARY

Highlights of our Executive Compensation Program

•	Our 3-year and 5-year total shareholder return for the year ended December 31, 2012 exceeded that of our peer group average and the S&P 500 Index

•

We ended 2012 with significant regulatory approvals and solid revenue growth for in-line and new products, which partially mitigated the loss of U.S. exclusivity of Plavix* and Avapro*/Avalide* and other challenges we faced during 2012

•	Our annual and long-term incentives are 100% performance-based

•	A significant portion of an executive’s compensation is at risk and tied to the creation of stockholder value

•	We have robust share ownership and share retention guidelines and we prohibit speculative and hedging transactions

•	Our program is reviewed periodically to ensure that we continue to appropriately include features that mitigate risk

•	Our Board adopted a new recoupment policy in 2012 which applies to our incentive awards in addition to our existing clawback provisions

•	We generally do not provide perquisites

•	We do not provide tax gross-ups in our change-in-control agreements for executives who became eligible for change-in-control benefits after September 1, 2010

•	Our change-in-control agreements require a “double-trigger” before any payments are made to an executive

As described in more detail below, our Named Executive Officers were compensated based on their individual performance including their continued focus on sustaining our biopharmaceutical business and building a foundation for the future by growing our newer key marketed products, advancing our pipeline, obtaining regulatory approvals on new products and managing our costs. The compensation of our Named Executive Officers was also based on their performance in responding to a number of considerable challenges we faced in 2012, including a difficult global macroeconomic environment and key pipeline development and regulatory setbacks. In addition, we aligned our compensation program with our goals of strengthening our pay-for-performance philosophy, reducing costs and delivering stockholder value.

2012 Financial Performance

Our executive compensation program and the compensation of our Named Executive Officers are directly tied to the financial performance of our company. The continued evolution of our biopharmaceutical strategy, the strong performance for many of our key products, the regulatory approvals of Forxiga in Europe and Eliquis in multiple geographies and other advances in our pipeline, the successful acquisition of Amylin Pharmaceuticals, Inc. (Amylin), the expansion of our diabetes alliance with AstraZeneca PLC, the simplification of our long-term alliance with Sanofi, and the continued management of our expenses tempered by the effect of the challenges noted above all contributed to an important year of transition for BMS. The financial measures used in our compensation arrangements in 2012 were applicable to the determination of incentive awards for all eligible employees, including our Named Executive Officers. These financial measures are detailed below:

Financial Measure(1)	Target	Actual(2)	Percent of Target
Adjusted Non-GAAP Diluted Earnings Per Share	$1.95	$2.01	103.1%
Adjusted Net Sales, Net of Foreign Exchange ($=MM)	$18,018	$17,922	99.5%
Adjusted Net Cash Flow from Operating Activities ($=MM)	$3,361	$3,875	115.3%

(1)	These financial measures are defined below.

(2)

Actuals for each financial measure exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance. Net sales, net of foreign exchange was also adjusted because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set. See discussion below.

Explanation of Financial Measures

Each financial measure used to compensate our employees was adjusted to exclude the net impact on our financial measures of the acquisition of Amylin and related expansion of our diabetes alliance with AstraZeneca. Since these Amylin-related transactions were not known when targets were set, the Committee determined that it was appropriate to exclude the net impact of these transactions on two of our financial measures, non-GAAP diluted earnings per share and adjusted net cash flow from operating activities, so as not to penalize employees in the short term for making decisions that are projected to create long-term value for our company and our stockholders. Similarly, the Committee determined that it was appropriate to exclude the net impact of these transactions on net sales, net of foreign exchange, so as not to reward employees for transactions that were not known when targets were set. The net impact of these Amylin-related transactions was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. Additionally, the Committee adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

The adjustments apply to the performance results under the 2012 annual bonus plan and the 2012 portion of our outstanding performance share unit awards, the latter of which are tied to annual financial targets established each year during the respective three-year performance period of each award. The table below displays our year-end results before and after the adjustments:

Financial Measure	As Reported	Impact of Amylin	Impact of Loss of Exclusivity of Plavix* in Canada	After Adjustments
Non-GAAP Diluted Earnings Per Share(1)	$1.99	$0.014	—	$2.01	(2)
Net Sales, Net of Foreign Exchange ($=MM)(3)	$18,185	$(262)	$(1)	$17,922
Adjusted Net Cash Flow from Operating Activities ($=MM)(4)	$3,811	$64	—	$3,875

(1)

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, GAAP diluted earnings per share from continuing operations was $1.16. Non-GAAP diluted earnings per share from continuing operations was $1.99. Non-GAAP diluted earnings per share excluded certain specified items. For a reconciliation to GAAP diluted earnings per share, see page 52 of the Form 10-K.

(2)	Includes rounding.

(3)

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, GAAP net sales for 2012 was $17,621 million. To calculate net sales, net of foreign exchange, we adjusted GAAP net sales to the 2012 budget foreign exchange rates. This enabled comparison to target sales, excluding the impact of foreign exchange. Net sales, net of foreign exchange, was $18,185. For a reconciliation to GAAP net sales, see the fourth quarter package of financial information on our website at www.bms.com/ir.

(4)

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, GAAP net cash flow from operating activities was $6,941 million. We adjusted net cash flow from operating activities to reflect certain specified items, certain business development transactions and the funding of our U.S. pension. Adjusted net cash flow from operating activities was $3,811. For a reconciliation to GAAP net cash provided by operating activities, see the fourth quarter package of financial information on our website at www.bms.com/ir.

Total Shareholder Return

Our executive compensation program is designed to align the long-term economic interests of our executives with the interests of our stockholders. This alignment is achieved through our pay-for-performance philosophy that balances strategic, financial, operational, and behavioral objectives. The equity awards granted to all of our executives include performance and continuous service requirements, and our senior executives are required to retain substantial stock ownership in the company.

As shown below, our total shareholder return (stock price appreciation plus dividends (TSR)) for the three and five-year periods ended in 2012 exceeded that of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index. In 2012, for the fourth year in a row, we increased our dividend.

Role of Advisory Vote to Approve Compensation of our Named Executive Officers

We provide our stockholders with the opportunity to cast an annual advisory vote to approve compensation of our Named Executive Officers. At our annual meeting of stockholders held in May 2012, approximately 95.2% of the votes cast on the proposal at that meeting voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the company’s approach to executive compensation, and the Committee did not implement changes as a direct result of the vote. The Committee will continue to consider the outcome of the annual advisory vote to approve compensation when making future compensation decisions for the Named Executive Officers.

2012 Changes to our Compensation Program

Our 2011 annual and long-term incentive programs used the cash flow metric working capital plus capital expenditures as a percentage of net sales, net of foreign exchange. Given that we had achieved an optimal level of this metric and further improvement could detract from our ability to achieve quality sales and earnings, we used a new cash flow metric of adjusted net cash flow from operating activities for our 2012 annual and long-term incentive programs.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package. Each of these elements is described below:

Pay for Performance: We structure our compensation program to align the interests of our executives with the interests of our stockholders. We believe that an executive’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a substantial portion of an executive’s compensation is at risk in the form of annual bonus and equity awards that vary in value based on company financial results and our total shareholder return (stock price appreciation plus dividends) over one or more years. In addition, a significant part of each executive’s pay depends on his or her individual performance against pre-determined strategic, financial and operational objectives as well as key behavioral standards.

Competitive Pay: We believe that a competitive compensation program is important to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We intend to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their qualifications, responsibilities, individual performance, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives.

In addition, our compensation program is designed with the following principles in mind:

•	to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance they demonstrate;

•	to promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

•	to motivate our executives to deliver high performance with the highest integrity; and

•	to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 44.

Based on our review of our executive compensation arrangements as detailed beginning on page 10, our Committee believes that our compensation program does not encourage executives to take unreasonable risks that may harm stockholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and stock retention requirements.

OUR COMPENSATION PROGRAM DESIGN

This section will explain how we determine the design of our executive compensation program.

Compensation and Management Development Committee

The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers.

The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. The “Committees of Our Board” section on page 8 discusses the duties and responsibilities of the Committee in more detail.

Independent Compensation Consultant

Since September 2009, the Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

In 2012, CAP provided the following services:

•	participated in the design and development of our executive compensation program;

•	provided an assessment of BMS pay levels and practices relative to peer group practices and other competitive market data;

•	provided an annual analysis of industry trends among the peers and best practices related to pay program design and other elements;

•	reviewed and advised on all materials provided to the Committee for discussion and approval; and

•	attended all of the Committee’s regularly-scheduled meetings in 2012 at the request of the Committee.

Role of Company Management

The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other senior management. In addition, the CEO and CFO are involved in recommending for the Committee’s approval the business goals that are used as the performance goals for the annual and long-term incentive plans. The head of Human Resources works closely with the Committee, the Committee’s independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Peer Group and Benchmarking Analysis

Our executive compensation program seeks to provide total direct compensation, when targeted levels of performance are achieved, at the median of the pay levels of our primary peer group, a designated peer group of U.S. companies further described below. In any given year, however, we may target total direct compensation for an executive above or below the median of our primary peer group due to multiple factors, including individual performance results, length of time in an officer’s current role, scope of responsibility and retention. We define total direct compensation as base salary plus target annual incentive bonus plus the fair value of long-term incentives granted to an executive in a given year. The Committee’s independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures made by our primary and extended peer group to assess our overall program. We use pay levels of our peers as a reference point when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, target bonus amounts and the size of long-term incentive awards). Paying at levels competitive with our peers when targeted levels of performance are achieved allows us to attract and retain the talent we need to run our business while also enabling us to maintain a competitive cost base with respect to compensation expense. Resulting target compensation for our Named Executive Officers was approximately at the 50th percentile of our primary peer group for Mr. Andreotti and approximately at the 25th percentile of our primary peer group for Dr. Sigal, Mr. Bancroft, Ms. Cazala and Ms. Leung.

Peer Group

Our primary peer group in 2012 consisted of the following companies:

Abbott Laboratories (prior to AbbVie Inc. separation)	Gilead Sciences Inc.
Amgen Inc.	Johnson & Johnson
Biogen Idec Inc.	Merck & Co.
Eli Lilly and Company	Pfizer, Inc.

This is the same peer group we used in 2011. We believe this peer group was appropriate given the unique nature of the pharmaceutical/biotechnology industry. The companies in our primary peer group varied in size. BMS approximated between the 25th percentile and the median in both revenue and market capitalization amongst our primary peer group. We believe that company size, however, should not be the only factor in determining a peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our 2012 primary peer group represented our primary competitors for executive talent and operated in a similarly complex regulatory and research-driven environment. We also reviewed an extended peer group, which is comprised of the eight companies in our primary peer group plus five companies based outside the U.S. The five foreign companies included in our extended peer group are: AstraZeneca PLC, GlaxoSmithKline PLC, Roche Holding Ltd., Novartis AG and Sanofi-Aventis SA. This extended peer group serves as an additional reference point for the Committee given the global nature of our business and the fact that we compete for talent on a global basis. We monitor the composition of our peer groups regularly and make changes when appropriate.

DETERMINING THE INDIVIDUAL COMPENSATION OF OUR EXECUTIVES

This section will explain how the 2012 compensation was determined for each of our Named Executive Officers.

Our executive compensation program is designed to provide value to the executive through (i) total shareholder return (stock price appreciation plus dividends) over one or more years, (ii) company performance versus annual financial targets and (iii) individual performance against key strategic, financial, and operational objectives, as well as specified behavioral standards. We believe this approach, with a significant emphasis on long-term and performance-based compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders while demonstrating high ethical standards.

When determining individual award levels, the Committee gives equal weight to (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and total shareholder return (“Results”) and (ii) an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Commitment and our BMS BioPharma Behaviors (“Behaviors”) and identified in the box to the right. The Commitment can be found on our website (www.bms.com).

2012 BMS BioPharma Behaviors Decide and Act Connect and Collaborate Innovate and Improve Grow and Engage

Performance Management System

Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year. This review includes an evaluation of the individual goals set by each executive on an annual basis. These individual goals are set within the framework of the company’s strategic goals. The system assists in ensuring that each executive’s compensation is tied to the key strategic, financial and operational objectives of our company, to stockholder return, and to the executive’s demonstration of the BMS BioPharma Behaviors and the values embodied in the BMS Commitment. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers. The assessment for each Named Executive Officer is then reviewed and approved by the Committee.

Each executive is assessed on both “Results” and “Behaviors”. The Committee uses these assessments as the basis for making individual compensation decisions. The assessments described below pertain to 2012 performance and were used to help the Committee determine the size of each

Named Executive Officer’s 2012 annual bonus payment. Prior-year assessments, as disclosed in our 2012 proxy statement, were used by the Committee to determine the size of the 2012 long-term incentive awards granted in March of 2012 to each Named Executive Officer.

Individual Performance

When determining the individual 2012 annual incentive payments and the 2013 long-term incentive awards, the Committee considered each executive’s contributions to our company’s strategic achievements and financial and operational performance, including the approval of Forxiga in Europe and Eliquis across multiple geographies, advances in our pipeline, the successful acquisition of Amylin, and the expansion and optimization of key alliances. The Committee also considered how each executive managed the considerable challenges the company faced during 2012, including, among other things, a difficult global macroeconomic environment, the loss of U.S. exclusivity of Plavix* and Avapro*/Avalide* and key pipeline development and regulatory setbacks.

For Mr. Andreotti, the Committee considered his leadership in: (i) delivering positive financial results while appropriately and effectively responding to the challenges noted above; (ii) enhancing the value of our pipeline through approvals of Eliquis and Forxiga across multiple geographies and executing strategic “string of pearls” transactions, including the acquisition and accelerated integration of Amylin; (iii) driving a culture of integrity and compliance, continuous improvement and cost management; and (iv) continued emphasis on developing and recruiting top leadership talent, which included the addition of three new members to the Senior Management Team in 2012 through promotion or external hire.

For Mr. Bancroft, the Committee considered: (i) his role in the achievement of positive financial results in the presence of the challenges noted above; (ii) his expanded responsibilities for management of the Intercontinental and Japan businesses; (iii) his contributions to the optimization of our operating model; (iv) his role in identifying and executing key corporate transactions; and (v) his providing sound guidance and direction to our business development function for most of 2012 in the absence of a permanent leader.

For Dr. Sigal, the Committee considered: (i) receiving regulatory approvals of Eliquis for stroke prevention in nonvalvular atrial fibrillation in Europe, the United States and Japan and Forxiga for treatment of diabetes in Europe; (ii) progressing several new product indications, key formulations and geographic submissions including approvals of Orencia subcutaneous in the EU and Erbitux* first-line use for colorectal cancer in the U.S.; (iii) initiating phase III development for three assets; (iv) achieving six first-in-human starts and 12 Early Candidate Nominations; (v) promptly and effectively managing the key development and regulatory setbacks guided by a strong focus on patients and adjusting appropriately our Hepatitis C development strategy; and (vi) providing sound guidance, advice and leadership over difficult business issues across the company.

For Ms. Cazala, the Committee considered: (i) delivering generally positive results in a difficult global business environment; (ii) her leadership in the development of global launch and commercialization of Forxiga, Eliquis and other key brands; and (iii) achievement of continuous improvement targets and restructurings to mitigate the impact of loss of exclusivity on key brands.

For Ms. Leung, the Committee considered: (i) her performance in providing consistently sound legal advice to senior management and the Board of Directors, including critical support related to the Amylin acquisition and other “string of pearl” transactions; (ii) securing, protecting and defending the Company’s legal rights and interests globally; and (iii) her effective interim leadership of the human resources function.

THE COMPONENTS OF OUR 2012 COMPENSATION PROGRAM

The main components of our executive compensation program in 2012 were:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Performance Share Units (vests in year following end of three-year performance cycle)

•

Market Share Units (vests 25% per year over four-year period, where the number of shares received by an executive is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance cycles)

The following chart shows the 2012 compensation mix for these elements based on the average of targeted compensation for our Named Executive Officers:

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Additionally, compensation realized by our Named Executive Officers has a significant relationship to the company’s stock price because so much of each Named Executive Officer’s compensation is delivered in stock. Below, we explain how each of these components is set and describe certain changes we made to these components in 2012. The changes noted were implemented to provide for the continued alignment of our compensation program with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are also detailed.

Base Salary

Base salaries are used to help keep us competitive and to help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our primary peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies’ salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments may also be granted from time to time during the year, such as when an executive assumes significant increases in responsibility.

In 2012, under our company-wide salary increase program, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both Results and Behaviors. Employees rated below the fully-performing level typically have the amount of their merit increase reduced or receive no salary increase depending on the extent to which they were rated below the fully-performing level. Consistent with this policy, Mr. Bancroft, Dr. Sigal, Ms. Cazala and Ms. Leung each received a 3% salary increase effective April 1, 2012. Mr. Andreotti received a 6% salary increase effective April 1, 2012 to bring him closer to competitive market levels. Additionally, Ms. Leung received an additional 7.9% salary increase effective October 24, 2012 to bring her closer to competitive market levels.

Annual Incentives

Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay-for-performance philosophy. A Named Executive Officer’s annual incentive award opportunity is expressed as a percentage of base salary as determined by the individual’s grade level.

Under our 2012 bonus plan design, three corporate-wide measures—non-GAAP diluted earnings per share (weighted 50%), net sales, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%)—serve to fund our bonus pool. Individual target bonuses, in turn, may be increased or decreased based upon our company’s performance against these corporate-wide measures. Overall individual results can modify an award from 0% to 150%, and if a pre-specified amount above target plan is achieved, individual results can range from 0% to 165%. The maximum bonus opportunity based on company and individual results is 251% of target.

Current Structure of Annual Incentive Award for Named Executive Officers

Base Salary	x	Target Annual Incentive Opportunity (as % of salary)	x	Company Financial Factor (0 – 152%)	x	Individual Performance (0 – 165%)	=	Actual Award

The table below shows the performance and resulting payout percentage of the financial measures used for our 2012 bonus plan:

Financial Measure	Target	Actual(1)		Percent of Target	Resulting Payout Percentage
Adjusted Non-GAAP Diluted Earnings Per Share	$1.95	$2.01		103.1%	103.84%
Adjusted Net Sales, Net of Foreign Exchange ($=MM)	$18,018	$17,922	(2)	99.5%	97.82%
Adjusted Net Cash Flow from Operating Activities ($=MM)	$3,361	$3,875		115.3%	145.19%
Total					112.67%

(1)

Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million.

(2)

The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

Assuming the achievement of the financial measures, the actual bonus an executive receives is based entirely on individual performance. As described above, individual performance is assessed on the two dimensions of our performance management process—Results and Behaviors. Additionally, the bonuses of our Named Executive Officers and other Senior Management Team members may be modified up or down based on the extent to which each executive demonstrates actions that promote diversity (e.g., ensuring that diversity candidates are considered for developmental opportunities; including diversity candidates in succession plans; mentoring employees with diverse backgrounds; and holding employees accountable for advancing our diversity objectives). We place an emphasis on diversity in our annual incentive program because we believe a diverse workforce, which engenders diversity of thought and perspective, is a source for creating a competitive advantage. In 2012, the Committee determined not to modify any of the Named Executive Officer’s bonuses because each Named Executive Officer met the Committee’s expectations by demonstrating their commitment to diversity by hosting various diversity awareness and advancement forums and ensuring that our talent acquisition slates included viable diversity candidates.

We believe this approach for determining incentive award payments balances the need to consider overall company performance, results specific to an executive’s functional area of responsibility, and the executive’s ability to achieve results vs. objectives on an individual level while also demonstrating the BMS BioPharma Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid by March 15th.

The actual annual incentives paid to our Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus(1)	Actual Payout(2)	% of Target
Mr. Andreotti	$2,437,500	$2,746,331	$3,844,864	157.7%
Mr. Bancroft	$869,125	$979,243	$1,321,979	152.1%
Dr. Sigal	$1,276,571	$1,438,313	$1,869,807	146.5%
Ms. Cazala	$869,125	$979,243	$1,126,130	129.6%
Ms. Leung	$619,410	$697,889	$907,256	146.5%

(1)	Adjusted to reflect financial performance earned at 112.67%.

(2)	Adjusted to reflect individual performance.

As set forth in the table above, each Named Executive Officer’s target bonus was earned at 112.67% based on building a solid foundation for sustained long-term growth during a year of significant transition for the company. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. In determining the individual annual incentives paid to our Named Executive Officers, the Committee considered the 2012 performance of each executive as described under “Individual Performance” on page 34. The Committee approved individual performance factors ranging between 115% and 140% for each Named Executive Officer based on the strong individual performance results described above.

Long-Term Incentive Program

Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price and dividends, which provide a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. In 2012, we offered two long-term award vehicles, each of which served a different purpose:

•	Performance Share Unit Awards to reward the achievement of internal financial goals; and

•	Market Share Unit Awards to reward the creation of incremental stockholder value and help us retain key talent.

We believe our long-term incentive program serves the best interests of our stockholders by focusing the efforts of our executives on key financial drivers of long-term success and on total shareholder return while enabling us to reduce expenses. Our long-term incentive program is designed to achieve the following objectives that support our biopharmaceutical business strategy:

•	The entire long-term incentive program for executives is performance-based.

•	The design applies uniformly to all levels of executives, thus promoting organizational alignment with our biopharmaceutical strategy.

•	With vesting and payout spread over several years, including the payouts relating to dividend equivalents, the new program promotes greater retention of our executives.

•	The program offers the opportunity to earn dividend equivalents on performance share units and market share units only when the underlying award is earned.

Annual Equity Award Grants

Annual equity award grants have typically been made during the first week of March to coincide with meetings of the Committee and the full Board of Directors. Beginning with our 2013 annual equity award grant, annual equity awards will be approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

Under our long-term incentive program, the Committee establishes target awards, expressed in dollars, at each grade level. The value of these target awards, taken in conjunction with the other components of our pay program, enables us to achieve our overall target level of competitive compensation.

Based upon individual performance, an executive may receive a long-term incentive award ranging from 0% to 150% of the target award. Typically, once the grant value is established for each executive, 60% of the value is converted into performance share units and 40% into market share units.

In determining the size of the individual long-term incentive awards granted to our Named Executive Officers in March 2012, the Committee considered the prior-year performance of each executive as well as ways to motivate our Named Executive Officers to focus on the company’s long-term performance over the next three years and beyond. Each Named Executive Officer other than the CEO has a target value for their long-term incentive award. The Committee approved individual awards at 130% of the target value for these Named Executive Officers based on strong individual performance during 2011. The CEO’s long-term incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. His award took into account his strong performance during 2011.

Performance Results Under Our Outstanding Performance Share Unit Awards

The payout of performance share unit awards is based on three-year performance cycles. The Committee approves annual performance targets at the beginning of each year of the three-year performance cycle, and awards are payable in the year following the end of the three-year cycle. This design provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight helps to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support our pay-for-performance philosophy. Given that the shares underlying our performance share unit awards are not paid out until after the three-year performance cycle has been completed, the awards create an effective balance between short-term motivation to maximize annual financial performance and long-term motivation to create shareholder value.

The Committee established a 2012 non-GAAP pretax earnings goal of $3,256 million for the purpose of preserving tax deductibility of 2012 payouts under this award pursuant to Section 162(m) of the Internal Revenue Code. The company’s actual non-GAAP pretax earnings for 2012 of $4,225 million exceeded the established goal, thus enabling the 2012 portion of the 2010-2012, 2011-2013 and 2012-2014 performance share unit awards to be earned.

2010-2012 Award: The 2012 portion of the 2010-2012 award is based 50% on non-GAAP diluted earnings per share, 25% on net sales, net of foreign exchange, and 25% on adjusted net cash flow from operating activities. In 2010, a percentage growth metric was used to measure net sales; in 2011 and 2012, net sales were measured in dollar terms. In 2010 and 2011, working capital and capital expenditures as a percent of net sales was used as our cash flow metric. Under the 2012 earnings per share metric, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 77.4% of target will yield no payout; and achievement levels of 117.4% or higher of target yields a maximum payout of 167.5% for that portion of the award. Under the 2012 net sales metric, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 91.5% of target will yield no payout; and achievement levels of 105.9% or higher of target will yield a maximum payout of 167.5% for that portion of the award. Under the 2012 adjusted net cash flow from operating activities, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 77.5% of target will yield no payout; and achievement levels of 117.4% or higher of target yields a maximum payout of 167.5% for that portion of the award.

The 2010-2012 award is payable at 126.61% of target award. The following table summarizes the performance and payout results relating to this award:

Year	Measure	Target	Actual		% of Target		% Payout
2010	EPS	$2.17	$2.22	(1)	102.3%		109.92%
	Sales Growth (%)	6.1%	4.1	%(1)	67.2%		90.80%
	Work Cap + CapEx (%)	12.5%	9.6	%(1)	123.2%		167.50%
	Annual Total						119.54%
2011	EPS	$2.14	$2.28		106.5%		127.79%
	Sales ($=MM)	$20,004	$20,583	(2)	102.9%		137.06%
	Work Cap + CapEx (%)	11.0%	8.5%		122.7	%(3)	167.50%
	Annual Total						140.04%
2012	EPS	$1.95	$2.01	(4)	103.1%		111.91%
	Sales ($=MM)	$18,018	$17,922	(4)	99.5%		97.66%
	Adj. NCF from Oper. Act. ($=MM)	$3,361	$3,875	(4)	115.3%		159.47%
	Annual Total						120.24%
	Three-Year Total						126.61%

(1)

Actuals exclude the impact of the acquisition of ZymoGenetics and the portion of the impact of health care reform that could not be quantified at the time targets were approved by the Committee. The impact of health care reform was a decrease in net sales of $155 million and a decrease in non-GAAP diluted earnings per share of $0.055. The impact of ZymoGenetics was an increase in net sales of $15 million and a decrease in non-GAAP diluted earnings per share of $0.01.

(2)

Reflects the Committee’s use of negative discretion to adjust this financial measure downward because the Avalide* supply interruption did not adversely impact performance to the extent originally projected when the target was set in January 2011.

(3)	Percent of target exceeded maximum performance threshold of 117.1% set forth on the payout curve for our performance share unit awards, resulting in maximum payout percentage.

(4)

Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

2011-2013 Award: The 2012 portion of the 2011-2013 award has the same performance metrics and weights, and the same performance goals and payout schedules as the 2012 portion of the 2010-2012 award: non-GAAP diluted earnings per share (weighted 50%), net sales, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%). In 2011, working capital and capital expenditures as a percent of net sales was used as our cash flow metric. Upon grant, the value of our 2011-2013 performance share unit award was enhanced by 50%. All of the enhanced value was built into the 2013 portion of the award. This enhancement represented a one-time increase in total long-term incentive value of 30% (when taking both the value of performance share units and market share units into consideration). The purpose of the special nature of this award was to: (a) provide extra incentive for our executives to realize key strategic opportunities over the three-year performance cycle, particularly in light of patent expirations on our largest products; and (b) help retain and reward the talent we need to become a premier growth company in the biopharmaceutical industry in 2014 and beyond. Below are the performance and banked payout results for the first two years of the 2011-2013 award:

Year	Measure	Target	Actual		% of Target		% Payout
2011	EPS	$2.14	$2.28		106.5%		127.79%
	Sales ($=MM)	$20,004	$20,583	(1)	102.9%		137.06%
	Work Cap + CapEx (%)	11.0%	8.5%		122.7	%(2)	167.50%
	Annual Total						140.04%
2012	EPS	$1.95	$2.01	(3)	103.1%		111.91%
	Sales ($=MM)	$18,018	$17,922	(3)	99.5%		97.66%
	Adj. NCF from Oper. Act. ($=MM)	$3,361	$3,875	(3)	115.3%		159.47%
	Annual Total						120.24%

(1)

Reflects the Committee’s use of negative discretion to adjust this financial measure downward because the Avalide* supply interruption did not adversely impact performance to the extent originally projected when the target was set in January 2011.

(2)	Percent of target exceeded maximum performance threshold of 117.1% set forth on the payout curve for our performance share unit awards, resulting in maximum payout percentage.

(3)

Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

2012-2014 Award: The 2012 portion of the 2012-2014 award has the same performance metrics and weights, and the same performance goals and payout schedules as the 2010-2012 award: non-GAAP diluted earnings per share (weighted 50%), net sales, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%). Below are the performance and banked payout results for the first year of the 2012-2014 award:

Year	Measure	Target	Actual		% of Target	% Payout
2012	EPS	$1.95	$2.01	(1)	103.1%	111.91%
	Sales ($=MM)	$18,018	$17,922	(1)	99.5%	97.66%
	Adj. NCF from Oper. Act. ($=MM)	$3,361	$3,875	(1)	115.3%	159.47%
	Annual Total					120.24%

(1)

Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

Performance Results Under Our Outstanding Market Share Unit Awards

Market share units will vest 25% per year over a four-year period, where the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance cycles. On each vesting date, a payout factor is derived as a ratio of the average closing price (i.e., an average of the closing price on the vesting date plus the nine prior trading days) divided by the average stock price on the grant date (also a 10-day average). The payout factor is applied to the target number of units vesting on a given date, inclusive of accrued dividend equivalents, to determine the total number of units and dividend equivalents payable. No payout may exceed 200% of the target units and accrued dividend equivalents payable. If the vesting date stock price (a 10-day average closing price) falls below 60% of the grant price (also a 10-day average), the target units, inclusive of the accrued dividend equivalents, are forfeited. Beginning with our 2013 annual market share unit award grant, on each vesting date, the payout factor will be derived as a ratio of the average of the closing price on the February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average).

We first granted market share units to our Named Executive Officers on March 2, 2010. Mr. Andreotti was granted an additional market share unit award on May 4, 2010 in connection with his promotion to the position of Chief Executive Officer. The following table summarizes the payout factors relating to the tranches that vested in 2012 and earlier for our outstanding market share unit awards:

Grant Date	Vesting Date	# of Months in Performance Cycle	Payout Factor
March 2, 2010	March 2, 2011	12	103.66%
	March 2, 2012	24	132.05%
May 4, 2010	May 4, 2011	12	112.53%
	May 4, 2012	24	135.47%
March 1, 2011	March 1, 2012	12	127.09%

Restricted Stock Units and Stock Options

In 2012, we did not grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units may be granted selectively to executives for purposes of attracting, retaining and providing special recognition, such as when an employee assumes significant increases in responsibility. During 2012, no restricted stock unit awards were granted to any of our Named Executive Officers. We have not granted any stock options to our executives since 2009.

OTHER ELEMENTS OF 2012 COMPENSATION

In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to receive benefits in 2012 under the following plans or arrangements:

•	Post-Employment Benefits

•	Qualified and Non-Qualified Pension Plans

•	Qualified and Non-Qualified Savings Plans

•	Annual Incentive Deferral Plan

•	Severance Plan

•	Change-in-Control Arrangements

•	Other Compensation

Post-Employment Benefits

We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

Defined Benefit Pension Plans

Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and we stopped adding new participants to our plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

Savings Plans

Our savings plans allow employees to defer a portion of their total cash compensation and to receive matching contributions from BMS to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a non-qualified deferred compensation plan that allows employees to defer a portion of their total cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee’s contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of one’s age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period. Each Named Executive Officer has earned over 60 points and has more than 10 years of service. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2012 in the All Other Compensation column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

Annual Incentive Deferral Plan

We maintain a non-qualified deferred compensation plan for our executives, including the Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years. The rationale for discontinuing new deferrals under the plan is that (i) very few employees elected to defer their bonuses in prior years; and (ii) partial bonus deferrals are now possible under our enhanced qualified and non-qualified savings plans.

Severance Plan

The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our company. The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section on page 56.

Change-in-Control Arrangements

We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within 36 months after a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010, or within 24 months after a change in control for executives who became eligible for change-in-control benefits after September 1, 2010. With respect to our Named Executive Officers, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, then the covered officer is eligible to have the compensation grossed up to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. If a change in control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change in control occurred depending on whether the executive became eligible for change-in-control benefits before or after September 1, 2010. The value of this benefit for our Named Executive Officers is provided in the “Post-Termination Benefits” section.

Other Compensation

Except as set forth below, we did not provide perquisites and other personal benefits to our Named Executive Officers that were not otherwise available to all salaried employees.

On February 21, 2011, Ms. Cazala, our Executive Vice President, Commercial Operations, began a long-term assignment in the United States. Prior to that time, she had been working in the United States on a short-term assignment as a French expatriate. Under the employment agreement we entered into with Ms. Cazala in connection with her long-term assignment, the company makes payments to continue certain of Ms. Cazala’s social insurance and company-sponsored health and welfare benefits in France. Additionally, Ms. Cazala received reimbursement of tax preparation fees related to her past expatriate arrangement and a tax gross up on such amount during 2012, which is a benefit generally available to any of our salaried employees who had been working under an expatriate arrangement. The amounts relating to these benefits are disclosed in the All Other Compensation column in the Summary Compensation Table.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION PROGRAM

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives. To the extent that compensation paid in 2012 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

Under the 2009 portion of the 2009-2011 performance share unit award, certain expenses related to the acquisition of Medarex, Inc. and the extension of our agreement with Otsuka Pharmaceutical Co., Ltd. to market Abilify* in the U.S. were excluded from the calculation of payouts after targets had been set by the Committee. As a result, we lost deductibility on payments totaling $1.6 million in 2012.

CORPORATE POLICIES COVERING EXECUTIVE COMPENSATION

Share Ownership and Retention Policy

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of (i) restricted stock units, (ii) market share units and (iii) performance share unit awards granted in 2011 and beyond. We continue to maintain longstanding share-ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

Executive	Stock Ownership Guideline as a Multiple of Salary	Share Retention Policy - applied to all shares acquired, net of taxes		2012 Compliance with Share Ownership and Retention Policy
		Prior to Achieving Guideline	After Achieving Guideline
L. Andreotti	6 x	100%	75% for 1 year	Yes
C. Bancroft	3 x	100%	75% for 1 year	Yes
E. Sigal	3 x	100%	75% for 1 year	Yes
B. Cazala	3 x	100%	75% for 1 year	Yes
S. Leung	2 x	100%	75% for 1 year	Yes

Recoupment of Compensation

We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

In December 2012, the Board adopted a policy that BMS will seek recoupment of any bonus and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

•

the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

•	the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future bonus and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

Once the SEC has implemented Dodd-Frank legislation on clawback provisions, we will review and revise our policies, as appropriate, based on such rules.

Equity Grant Policy

The Committee’s policy covering equity grants for the Named Executive Officers is as follows.

Approval of Awards

•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

•	The Committee must approve awards to all Named Executive Officers.

Grant Effective Date

Annual Awards

•

For regularly-scheduled annual awards in recent years, including 2012, the grant effective date was the date in March on which the Committee and full Board of Directors met. Beginning with our 2013 annual equity award grant, annual equity awards will be approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of awards granted prior to March 2, 2010 was the closing price on the date of grant (i.e., the Fair Market Value as defined in our 2007 Stock Award and Incentive Plan).

•

The grant price of awards granted on or after March 2, 2010, with the exception of stock options, is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options without stockholder approval. This policy may be viewed on our website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 27 to 46 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Togo D. West, Jr., Chair

Lewis B. Campbell

Michael Grobstein

Vicki L. Sato, Ph.D.

Gerald L. Storch

Summary Compensation Table

The following tables and notes present the compensation provided to Lamberto Andreotti, Chief Executive Officer, Charles Bancroft, Executive Vice President and Chief Financial Officer, and the three other most highly compensated Executive Officers.

Summary Compensation Table

for Fiscal Years Ended December 31, 2012, 2011, and 2010

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compen- sation (4)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (5)	All Other Compen- sation (6)	Total
Lamberto Andreotti	2012	$1,623,077	$9,722,004	$3,844,864	$1,193,957	$818,078	$17,201,980
Chief Executive Officer	2011	$1,510,192	$7,351,673	$4,220,340	$1,179,899	$649,843	$14,911,947
	2010	$1,347,868	$5,808,704	$3,131,544	$863,366	$619,398	$11,770,880
Charles Bancroft	2012	$868,635	$2,395,753	$1,321,979	$3,662,332	$318,614	$8,567,313
EVP and Chief Financial	2011	$809,712	$2,151,058	$1,407,181	$2,754,087	$250,363	$7,372,400
Officer	2010	$678,830	$1,000,385	$978,595	$1,418,419	$142,409	$4,218,638
Elliott Sigal, M.D., Ph.D.	2012	$1,063,209	$3,219,625	$1,869,807	$1,740,960	$450,082	$8,343,683
EVP and Chief	2011	$1,034,986	$2,908,753	$2,151,663	$2,518,327	$418,268	$9,031,998
Scientific Officer	2010	$1,020,000	$2,918,790	$1,952,642	$1,941,559	$449,383	$8,282,374
Beatrice Cazala	2012	$868,635	$2,445,800	$1,126,130	$3,522,012	$68,448	$8,031,025
EVP Commercial Operations	2011	$895,100	$2,602,126	$1,353,436	$957,938	$132,567	$5,941,167
Sandra Leung	2012	$768,738	$2,020,399	$907,256	$1,953,216	$243,163	$5,892,772
General Counsel & Corporate Secretary	2011	$724,587	$1,827,335	$968,140	$1,758,498	$213,113	$5,491,673
	2010	$675,000	$1,824,035	$797,648	$1,110,255	$222,965	$4,629,903

(1)	For Ms. Cazala, compensation is not shown for fiscal year 2010 because she was not a Named Executive Officer in this fiscal year.

(2)

Reflects actual salary earned. For Ms. Cazala, her 2011 salary includes payout of her accrued vacation with our French subsidiary as required by French law as a result of her transition from a short-term expatriate assignment in the U.S. to a long-term assignment in the U.S. A portion of Ms. Cazala’s 2011 salary and her accrued vacation were paid in Euros and converted into U.S. dollars at the exchange rate of 1.2108.

(3)

Represents aggregate grant date fair value under FASB ASC Topic 718 of restricted stock unit and market share unit awards granted during a specified year. It also represents aggregate grant date fair value under FASB ASC Topic 718 of performance share unit awards granted during a specified year. See Note 19, “Employee Stock Benefit Plans,” in the Company’s Consolidated Financial Statements, as set forth in the Company’s Form 10-K for the year ended December 31, 2012, for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units
Name	2010	2011	2012
Lamberto Andreotti	$4,659,199	$6,511,186	$10,044,739
Charles Bancroft	$739,907	$1,428,360	$2,450,141
Elliott Sigal, M.D., Ph.D.	$2,890,966	$2,844,839	$3,514,622
Beatrice Cazala (1)	n.a.	$1,895,405	$2,533,970
Sandra Leung	$1,836,770	$1,777,063	$2,194,865

(4)	Represents bonus earned under our annual bonus plan. For 2012, the payment was made on March 15, 2013. For 2011 and 2010, the payments were made on March 15, 2012 and March 15, 2011, respectively.

(5)

Includes increase in estimated value of accrued pension benefits during the year. The company does not pay above-market interest rates on deferred compensation. Ms. Cazala was a participant in the U.S. pension plan during her U.S. assignment from June 1, 1987 through April 30, 1991. Additionally, Ms. Cazala is a participant in our Supplementary Pension Plan payable in Euros. For 2012, the change in value relating to the Supplementary Pension Plan also reflects the difference in exchange rates used to convert the 2011 and 2012 amounts from Euros into US dollars. These exchange rates were 1.3928 and 1.2861 for 2011 and 2012, respectively.

(6)	The amounts indicated for 2012 include the following:

(a)	Company contributions to the qualified and non-qualified savings plans as detailed in the table below. Ms. Cazala is currently not eligible to participate in the savings plans.

Name	Company Contributions to Savings Plans
Lamberto Andreotti	$818,078
Charles Bancroft	$318,614
Elliott Sigal, M.D., Ph.D.	$450,082
Beatrice Cazala	$0
Sandra Leung	$243,163

(b)

During 2012, Ms. Cazala received company contributions to the French social security retirement ($46,951.09), healthcare, disability and unemployment programs ($20,047.26). These contribution amounts were converted from Euros into U.S. dollars at the average 2012 exchange rate of 1.2861. Ms. Cazala also received reimbursement of tax preparation services fees related to her past expatriate arrangement and a related tax gross up ($600.14), which is a benefit generally available to any of our salaried employees who had been working under an expatriate assignment. We did not provide perquisites and other personal benefits to any other Named Executive Officer that were not otherwise available to all salaried employees.

(c)

On occasion, a family member accompanied Dr. Sigal when traveling on the company’s NetJets account for business travel. Dr. Sigal paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Sigal for taxes he paid.

Employment Letter Agreement

On February 11, 2011, we entered into an employment letter agreement with Ms. Cazala in connection with the commencement of her long-term assignment in the United States, which took effect on February 21, 2011. At the same time, Ms. Cazala’s employment contract with our subsidiary, Bristol-Myers Squibb SARL, was suspended. Prior to February 21, 2011, Ms. Cazala had been working in the United States on a short-term assignment as a French expatriate. Under the employment letter agreement, Ms. Cazala is entitled to an initial base salary of $800,000, as well as a target bonus equal to 100% of her base salary, subject to adjustment in accordance with any company-wide salary increase program or as the Committee may otherwise determine. On March 1, 2011, Ms. Cazala received a special RSU award valued at $500,000 under the terms of her employment letter agreement, with one-third of the award vesting on each of the third, fourth and fifth anniversaries of the grant date.

Ms. Cazala is eligible to participate in the company’s U.S. benefit plans. The company has also agreed to continue certain of Ms. Cazala’s social insurance and company-sponsored health and welfare benefits in France under the same cost-sharing arrangements that applied before Ms. Cazala’s long-term assignment in the United States. During the term of her U.S. assignment, Ms. Cazala’s participation in our Supplementary Pension Plan has been suspended, although she will be eligible to receive credit under the plan for her service in the United States in the event her U.S. assignment is terminated and her former employment contract is reinstated. As a result, Ms. Cazala is not eligible to participate in the Savings and Investment Program.

The employment letter agreement does not provide Ms. Cazala with any right to continued employment with the company or any subsidiary; however, her former contract will be automatically reinstated if she is terminated from her assignment in the United States. In the event Ms. Cazala’s assignment in the United States is involuntarily terminated not for cause, then we will be responsible for the cost of a one-way economy class airline ticket and the reasonable costs associated with the shipment of household goods if Ms. Cazala elects to return to France.

We do not have employment agreements with any of our other Named Executive Officers.

Grants of Plan-Based Awards

2012 Fiscal Year

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lamberto Andreotti		$226,688	$2,437,500	$6,120,087
	03/06/12				4,933	60,676	101,632	(4)(7)	$1,961,655
	03/06/12				5,393	66,334	111,109	(5)(7)	$2,144,578
	03/06/12				4,754	58,479	97,952	(6)(7)	$1,890,626
	03/06/12				70,175	116,959	233,918	(8)	$3,725,144
Charles Bancroft		$80,829	$869,125	$2,182,203
	03/06/12				920	11,316	18,954	(4)(7)	$365,846
	03/06/12				1,568	19,283	32,299	(5)(7)	$623,419
	03/06/12				1,191	14,646	24,532	(6)(7)	$473,505
	03/06/12				17,576	29,293	58,586	(8)	$932,982
Elliott Sigal, M.D., Ph.D.		$118,721	$1,276,571	$3,205,221
	03/06/12				1,961	24,124	40,408	(4)(7)	$779,929
	03/06/12				1,884	23,175	38,818	(5)(7)	$749,248
	03/06/12				1,431	17,603	29,485	(6)(7)	$569,105
	03/06/12				21,124	35,207	70,414	(8)	$1,121,343
Beatrice Cazala		$80,829	$869,125	$2,182,203
	03/06/12				1,104	13,579	22,745	(4)(7)	$439,009
	03/06/12				1,510	18,568	31,101	(5)(7)	$600,303
	03/06/12				1,191	14,646	24,532	(6)(7)	$473,505
	03/06/12				17,576	29,293	58,586	(8)	$932,982
Sandra Leung		$57,605	$619,410	$1,555,218
	03/06/12				1,196	14,710	24,639	(4)(7)	$475,574
	03/06/12				1,193	14,675	24,581	(5)(7)	$474,443
	03/06/12				906	11,146	18,670	(6)(7)	$360,350
	03/06/12				13,376	22,293	44,586	(8)	$710,032

(1)

The grant date for annual market share unit awards is the date the Compensation and Management Development Committee approved the awards. The grant date for annual tranches of performance share unit awards is the date the Compensation and Management Development Committee approved the awards for accounting purposes (i.e., the day the performance targets are approved). The grant date for off-cycle equity awards is the first business day of the month following approval of the awards (unless such award is approved on the same day that annual awards are approved). These equity awards were granted under our 2007 Stock Award and Incentive Plan.

(2)

Target payouts under our 2012 annual incentive program are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under our 2012 annual incentive program. Threshold represents the minimum level of performance for which payouts are authorized under our 2012 annual incentive program. The performance targets were the same for all employees participating in the program. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if financial targets are met.

(3)

Fair value of performance share unit awards is calculated based on the grant date closing price of $32.33 on March 6, 2012 and a probable outcome of a 100% payout. Fair value of market share units is calculated based on a Monte-Carlo simulation. These values are consistent with the grant date estimate of compensation costs to be recognized over the service period, excluding the effect of forfeitures.

(4)	Reflects the third tranche of the 2010-2012 performance share unit award.

(5)	Reflects the second tranche of the 2011-2013 performance share unit award.

(6)	Reflects the first tranche of the 2012-2014 performance share unit award.

(7)

Performance targets under these performance share unit awards are set on an annual basis over a three-year period during the first quarter of each performance year and, for the 2012 tranche, are based 50% on non-GAAP diluted earnings per share, 25% on net sales, net of foreign exchange, and 25% on adjusted net cash flow from operating activities. After the end of each year, performance is assessed versus the targets to determine how many shares are earned. Actual payouts will be made after the end of the three-year period. For the 2012 tranche, threshold payout for all three measures would be 32.50% of target. The threshold column above reflects the lowest possible combined payout of 8.13% of target. The maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout. These performance share unit awards accrue dividend equivalents which are payable in stock when the awards are paid out.

(8)

Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). These market share units accrue dividend equivalents payable in cash. The same payout factor is applied to derive the dividend payout, if any. The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%.

Outstanding Equity Awards At Fiscal Year-End

2012 Fiscal Year

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($) (5)
Name	Grant Date/ Performance Award Period	Exer- cisable(2)	Unexer- cisable(1)(2)		Option Exercise Price	Option Expiration Date
Lamberto Andreotti	3/2/2004	108,000	0		$28.11	3/1/2014
	3/1/2005	112,500	0	(8)	$25.45	2/28/2015
	3/7/2006	115,000	0	(8)	$22.73	3/6/2016
	12/1/2006	300,000	0	(8)	$24.74	11/30/2016
	3/6/2007	234,720	0	(8)	$27.01	3/5/2017
	3/4/2008	305,909	0	(8)	$22.14	3/3/2018	7,453	(4)	$242,893
	3/3/2009	368,706	0	(8)	$17.51	3/2/2019	20,688	(4)	$674,222
	1/1/2010-12/31/2012						230,460	(9)	$7,510,691
	1/1/2011-12/31/2013						172,653	(10)	$5,626,761
	1/1/2012-12/31/2014						70,315	(11)	$2,291,566
	3/2/2010									65,394	(6)	$2,131,190
	5/4/2010									55,958	(6)	$1,823,671
	3/1/2011									201,186	(6)	$6,556,652
	3/6/2012									70,175	(7)	$2,287,016
Charles Bancroft	3/1/2005	16,931	0		$25.45	2/28/2015
	3/7/2006	19,320	0		$22.73	3/6/2016
	3/6/2007	22,598	0		$27.01	3/5/2017
	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	39,663	13,221		$17.51	3/2/2019	2,487	(4)	$81,051
	11/1/2011						9,302	(4)	$303,152
	1/1/2010-12/31/2012						42,978	(9)	$1,400,653
	1/1/2011-12/31/2013						50,189	(10)	$1,635,660
	1/1/2012-12/31/2014						17,610	(11)	$573,910
	3/2/2010									22,630	(6)	$737,512
	3/1/2011									58,482	(6)	$1,905,928
	3/6/2012									17,576	(7)	$572,795
Elliott Sigal, M.D., Ph.D.	3/2/2004	48,333	0		$28.11	3/1/2014
	3/1/2005	103,500	0	(8)	$25.45	2/28/2015
	3/7/2006	95,795	0	(8)	$22.73	3/6/2016
	12/1/2006	300,000	0	(8)	$24.74	11/30/2016
	3/6/2007	244,500	0	(8)	$27.01	3/5/2017
	3/4/2008	76,478	0	(8)	$22.14	3/3/2018	7,453	(4)	$242,893
	3/3/2009	147,749	0	(8)	$17.51	3/2/2019	16,585	(4)	$540,505
	3/3/2009						76,147	(4)	$2,481,631
	1/1/2010-12/31/2012						91,627	(9)	$2,986,124
	1/1/2011-12/31/2013						60,320	(10)	$1,965,829
	1/1/2012-12/31/2014						21,166	(11)	$689,800
	3/2/2010									48,248	(6)	$1,572,402
	3/1/2011									70,288	(6)	$2,290,686
	3/6/2012									21,124	(7)	$688,438
Beatrice Cazala	12/1/2006	100,000	0	(8)	$24.74	11/30/2016
	3/12/2007	42,911	0		$27.36	9/11/2016
	3/7/2008	73,501	0		$21.88	9/6/2017
	3/6/2009	127,419	42,474		$18.35	9/2/2018	3,595	(4)	$117,161
	3/1/2011						19,577	(4)	$638,014
	1/1/2010-12/31/2012						51,573	(9)	$1,680,764
	1/1/2011-12/31/2013						48,329	(10)	$1,575,042
	1/1/2012-12/31/2014						17,610	(11)	$573,910
	3/2/2010									27,156	(6)	$885,014
	3/1/2011									56,316	(6)	$1,835,338
	3/6/2012									17,576	(7)	$572,795
Sandra Leung	3/4/2003	19,310	0		$23.14	3/4/2013
	3/2/2004	15,000	0		$28.11	3/1/2014
	3/1/2005	15,000	0		$25.45	2/28/2015
	3/7/2006	14,560	0		$22.73	3/6/2016
	12/1/2006	100,000	0	(8)	$24.74	11/30/2016
	3/6/2007	116,100	0	(8)	$27.01	3/5/2017
	3/4/2008	156,582	0	(8)	$22.14	3/3/2018	3,980	(4)	$129,708
	3/3/2009	127,419	42,474	(8)	$17.51	3/2/2019	9,586	(4)	$312,408
	1/1/2010-12/31/2012						55,870	(9)	$1,820,803
	1/1/2011-12/31/2013						38,194	(10)	$1,244,742
	1/1/2012-12/31/2014						13,402	(11)	$436,771
	3/2/2010									29,420	(6)	$958,798
	3/1/2011									44,508	(6)	$1,450,516
	3/6/2012									13,376	(7)	$435,917

(1)

Option awards granted between 2003 and 2004 did not have exercise thresholds. Option awards granted between 2005 and 2009 are subject to an exercise threshold. Stock option awards granted in 2005 and 2006 become exercisable in the 9th year of the award even if the threshold is not met. All stock option awards held one year become exercisable at age 60 even if employee remains actively employed as in the case of Mr. Andreotti and Dr. Sigal.

(2)

These stock option awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, except the stock option awards granted on December 1, 2006 which vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date.

(3)	Represents restricted stock units and annual tranches of the performance share unit awards earned as of December 31, 2012.

(4)	These restricted stock unit awards vest as shown in the following table:

Grant Date	Vesting
3/4/2008	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
3/3/2009	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date except for Mr. Bancroft’s award
3/3/2009	Four equal installments of 25% on each of the first four anniversaries of the grant date for Mr. Bancroft’s award only
3/6/2009	Four equal installments of 25% on each of the first four anniversaries of the grant date
3/1/2011	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
11/1/2011	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date

(5)	Values based on closing stock price on December 31, 2012 of $32.59.

(6)

Represents market share unit awards at maximum payout. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(7)

Represents market share unit awards at threshold payout. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(8)

These stock option awards are not exercisable until the closing share price of common stock achieves a price of at least 15% above the option grant price and remains at that price for at least seven consecutive trading days. The thresholds have been attained for all of these awards.

(9)	Represents all three tranches of the 2010-2012 performance share unit award at actual performance. The award vests and is payable in early 2013.

(10)	Represents the first and second tranches of the 2011-2013 performance share unit award at actual performance. The award vests and is payable in early 2014.

(11)	Represents the first tranche of the 2012-2014 performance share unit award at actual performance. The award vests and is payable in early 2015.

Option Exercises and Stock Vesting

2012 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (1) ($)
Lamberto Andreotti	135,000	$1,338,242	24,397	$793,382	(2)
			83,154	$2,726,902	(3)
			103,180	$3,335,809	(4)
Charles Bancroft	47,125	$353,223	4,539	$147,926	(2)
			19,858	$647,792	(3)
			11,325	$366,137	(4)
Elliott Sigal, M.D., Ph.D.	0	$0	60,693	$1,976,197	(2)
			30,815	$1,005,005	(3)
			78,955	$2,552,615	(4)
Beatrice Cazala	156,662	$1,053,900	7,621	$246,991	(2)
			20,894	$681,532	(3)
			49,989	$1,616,144	(4)
Sandra Leung	0	$0	12,172	$395,801	(2)
			19,138	$624,179	(3)
			49,989	$1,616,144	(4)

(1)

The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award. The value realized for each stock award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date.

(2)	Reflects restricted stock units that vested during 2012.

(3)	Reflects market share units that vested during 2012.

(4)	Reflects payouts of the 2009-2011 performance share unit award based on the closing share price of $32.33 on March 6, 2012, the vesting date.

Retirement Plan

As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we stopped adding new participants to those plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in the pension plans.

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees hired before January 1, 2010 who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

The key plan provisions of the Retirement Income Plan are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service through December 31, 2009, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service through December 31, 2009, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•

The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a “Specified Employee” of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive’s separation from service.

Supplementary Pension Plan

We maintain a defined benefit pension plan which was closed to new participants in January 2010. Participation in the plan was limited to certain eligible employees in Europe. Ms. Cazala is the only Named Executive Officer who was eligible to participate in the plan. The key plan provisions of the Supplementary Pension Plan are as follows:

•	The plan provides a benefit based on the higher of two formulas. The majority of the plan’s participants, including Ms. Cazala, are eligible for the following benefit formula:

•

Service x 2% of earnings between approximately 140,000 Euros and 280,000 Euros plus 0.75% of earnings above approximately 280,000 Euros for Years of Service until December 31, 2011 plus 0.25% of the 3-year average of base salary plus actual bonus plus other income x Years of Service from January 1, 2012 to retirement date.

•	Earnings thresholds are indexed each year.

•	The pension becomes payable to employees once they have retired and have begun collecting social security.

•	The pension is paid as a life annuity (no lump sum available). Survivor option is available.

•	Normal retirement age is 65.

•

There are no “vested” rights under this plan. If an employee leaves the company prior to age 55, no benefit is payable. Employees who leave after age 55 but before age 60 with 10 years of service can receive a retirement benefit at age 60 as long as they are not employed between ages 55 and 60.

•	There is a 3% per year early retirement reduction between the ages of 60 to 65 for those who are eligible for a benefit.

Present Value of Accumulated Pension Benefits

2012 Fiscal Year

Name	Plan Name	# of Years of Credited Service (5)	Present Value of Accumulated Benefits (1)
Lamberto Andreotti (2) (3)	Retirement Income Plan	4.3	$271,886
	Benefit Equalization Plan	4.3	$6,065,853
Charles Bancroft	Retirement Income Plan	25.6	$1,312,067
	Benefit Equalization Plan	25.6	$8,682,180
Elliott Sigal, M.D., Ph.D. (3)	Retirement Income Plan	12.4	$822,844
	Benefit Equalization Plan	12.4	$11,674,679
Beatrice Cazala (2) (3) (4)	Retirement Income Plan	4.4	$227,996
	Benefit Equalization Plan	4.4	$1,885,963
	Supplementary Pension Plan	30.9	$8,499,835
Sandra Leung	Retirement Income Plan	17.8	$939,361
	Benefit Equalization Plan	17.8	$6,343,714

(1)

The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2012 disclosure for the Retirement Income Plan and the Benefit Equalization Plan:

•	65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan

•	3.78% discount rate for annuities and 3.78% discount rate for lump sums for the Retirement Income Plan

•	3.18% discount rate for annuities and 3.18% discount rate for lump sums for the Benefits Equalization Plan

•	the RP-2000 mortality table projected to 2020 for annuities

•	the 2013 lump-sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP-2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. No pension payments were made to any Named Executive Officer under these plans in 2012.

(2)

For Ms. Cazala, does not include the value of participation in the French government pension system. Ms. Cazala was a participant in the U.S. pension plan during her assignment in the U.S. from June 1, 1987 through April 30, 1991. Mr. Andreotti commenced his participation in the U.S. pension plan effective September 20, 2005.

(3)	Mr. Andreotti, Dr. Sigal, and Ms. Cazala have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.

(4)

Ms. Cazala is a participant in our Supplementary Pension Plan payable in Euros. During her long-term U.S. assignment, Ms. Cazala’s participation in the plan will be suspended; however, she will be eligible to receive credit under the plan for her service in the United States in the event her U.S. assignment is terminated and her former employment contract is reinstated. The present value of accumulated benefit under that plan listed in the table above was converted from Euros to U.S. dollars using the 2012 average exchange rate of 1.2861. The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2012 disclosure for the Supplementary Pension Plan: 2.89% discount rate and the TGH05/TGF05 mortality tables. Payments are assumed to begin at age 65.

(5)	For the Retirement Income and Benefit Equalization Plans, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Bristol-Myers Squibb Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

•

Employee deferrals to the BEP-Savings Plan begin once the employee’s total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their eligible compensation.

•	The company matching contribution equals 100% of the employee’s contribution on the first 6% of eligible compensation that an employee elects to contribute.

•

An additional automatic company contribution, which is based on a point system of one’s age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period.

•	The plan is not funded. Benefits are paid from general assets of the company.

•

Employees may allocate their contributions among 14 different investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a “Specified Employee” of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive’s separation from service.

Non-Qualified Deferred Compensation

2012 Fiscal Year

Name	Executive Contributions in 2012	Registrant Contributions in 2012 (1)	Aggregate Earnings in 2012 (2)		Aggregate Withdrawals/ Distributions in 2012	Aggregate Balance at December 31, 2012 (1) (3)
Lamberto Andreotti (4)	$335,605	$783,078		$261,163	$0	$3,493,388
Charles Bancroft (4)	$121,549	$288,614		$84,333	$0	$1,070,414
Elliott Sigal M.D., Ph.D. (4)	$177,892	$417,582		$83,512	$0	$2,975,173
Elliott Sigal M.D., Ph.D. (5)	$0	$0	-$	35,462	$0	$1,682,902
Beatrice Cazala (6)	$0	$0		$0	$0	$0
Sandra Leung (4)	$236,338	$233,486		$151,230	$0	$1,678,184

(1)	Includes the additional annual registrant contributions earned in 2012 but allocated in February 2013.

(2)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(3)	Portions of the amounts shown in this column have been included in 2012 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2012
Name	Salary	All Other Compensation	Total
Lamberto Andreotti	$335,605	$783,078	$1,118,683
Charles Bancroft	$121,549	$288,614	$410,163
Elliott Sigal M.D., Ph.D.	$177,892	$417,582	$595,474
Beatrice Cazala	$0	$0	$0
Sandra Leung	$236,338	$233,486	$469,824

In addition, portions of the aggregate balances in this column reflect amounts reported in the Summary Compensation Table in prior years as follows: L. Andreotti, $835,854 for 2010 and $879,347 for 2011; C. Bancroft, $159,342 for 2010 and $313,561 for 2011; E. Sigal, $773,319 for 2010 and $550,979 for 2011; S. Leung, $410,406 for 2010 and $406,320 for 2011.

(4)

Reflects non-qualified BEP-Savings Plan. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(5)	Reflects earnings and aggregate balance related to prior voluntary deferral of annual bonus under the Annual Incentive Deferral Plan.

(6)

Ms. Cazala was eligible to participate in the company’s savings plans during her assignment in the U.S. for the period of June 1, 1987 through April 30, 1991. Although Ms. Cazala participated in the Savings and Investment Program during her eligibility period, she did not contribute to the non-qualified BEP-Savings Plan. Ms. Cazala is currently not eligible to participate in the Savings and Investment Program.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2012. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2012 Fiscal Year

Name	Cash Severance (1)	In the Money Value of Options (2)	Restricted Stock Units (3)	Market Share Units (4)	Performance Share Units (5)	Retirement (6)	Health (7)	Retiree Medical (8)	Other (9)	Total	Gross-Up on Excise Taxes (10)
Voluntary Termination for Good Reason
Lamberto Andreotti (11)	$3,300,000	$0	$0	$0	$0	$0	$18,311	$0	$0	$3,318,311	$0
Charles Bancroft	$1,751,000	$0	$0	$0	$0	$3,442,518	$15,352	$140,795	$0	$5,349,665	$0
Elliott Sigal, M.D., Ph.D. (11)	$2,143,224	$0	$0	$0	$0	$0	$26,399	$0	$0	$2,169,623	$0
Beatrice Cazala (11)	$1,751,000	$0	$0	$0	$0	$0	$12,298	$0	$0	$1,763,298	$0
Sandra Leung	$1,650,000	$0	$0	$0	$0	$2,499,044	$22,348	$116,752	$0	$4,288,144	$0
Involuntary Termination Not for Cause
Lamberto Andreotti (11)	$3,300,000	$0	$0	$0	$0	$0	$18,311	$0	$0	$3,318,311	$0
Charles Bancroft	$1,751,000	$199,373	$106,146	$537,344	$3,610,222	$3,442,518	$15,352	$140,795	$0	$9,802,749	$0
Elliott Sigal, M.D., Ph.D. (11)	$2,143,224	$0	$0	$0	$0	$0	$26,399	$0	$0	$2,169,623	$0
Beatrice Cazala (11)	$3,140,343	$0	$0	$0	$0	$0	$12,298	$0	$16,662	$3,169,303	$0
Sandra Leung	$1,650,000	$640,508	$235,626	$517,562	$3,502,317	$2,499,044	$22,348	$116,752	$0	$9,184,156	$0
Qualifying Termination Within 3 Years Following a Change in Control
Lamberto Andreotti (12)	$12,333,750	$0	$439,085	$8,455,541	$0	$3,946,393	$46,475	$0	$0	$25,221,243	$10,029,033
Charles Bancroft	$5,235,490	$199,373	$384,204	$2,654,390	$3,610,222	$10,194,454	$47,466	$124,356	$0	$22,449,955	$9,128,067
Elliott Sigal, M.D., Ph.D. (12)	$7,049,064	$0	$1,818,131	$2,809,812	$0	$3,026,750	$81,234	$0	$0	$14,784,991	$0
Beatrice Cazala (12)	$5,235,490	$0	$529,620	$2,141,652	$0	$2,352,768	$37,855	$0	$0	$10,297,385	$3,809,660
Sandra Leung	$4,440,150	$640,508	$442,116	$2,282,506	$3,502,317	$5,473,304	$69,215	$118,525	$0	$16,968,640	$5,627,319

(1)

For voluntary termination for good reason and involuntary termination, severance is equal to 2 times base salary, except that the amount under the involuntary termination for Ms. Cazala reflects the French legal severance indemnity (payable in Euros) as per her employment letter agreement. The amount was converted from Euros to U.S. dollars using the 2012 average exchange rate of 1.2861. For change in control, severance is equal to 2.99 times base salary plus target bonus.

(2)

Intrinsic values as of December 31, 2012 based on the closing stock price of $32.59 on December 31, 2012. For involuntary termination, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(3)

Values as of December 31, 2012 based on the closing stock price of $32.59 on December 31, 2012. For involuntary termination, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units.

(4)

Values as of December 31, 2012 based on the closing stock price of $32.59 on December 31, 2012. For involuntary termination, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units. The payout factor is equal to the 10-day average closing price on December 31, 2012 divided by the 10-day average closing price on the grant date.

(5)

Values as of December 31, 2012 based on the closing stock price of $32.59 on December 31, 2012. For both involuntary termination and change in control, represents actual payout of the three tranches of the 2010-2012 award, actual payout of the first and second tranches of the 2011-2013 award, and actual payout of the first tranche of the 2012-2014 award.

(6)	Reflects Retirement Income Plan and Benefit Equalization Plan. Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(7)

For voluntary termination for good reason and involuntary termination, reflects health care continuation through the severance period. For change in control, represents continuation of health benefits for 3 years.

(8)	Reflects cost to the company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.

(9)	Amount for Ms. Cazala reflects the cost of return economy class airfare and the reasonable costs associated with the shipment of household goods to France as per her employment letter agreement.

(10)

Reflects the gross-up our Named Executive Officers are eligible for under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions. These estimates do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments made in consideration of non-compete agreements or as reasonable compensation. The aggregate present value of a potential payment to Dr. Sigal upon a termination of employment as of December 31, 2012 in connection with a change-in-control would not exceed the safe harbor under Internal Revenue Code Section 280G. Accordingly, no portion of such payments would constitute an excess parachute payment subject to excise tax.

(11)	These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to:

•	a pro-rata portion of restricted stock units held for one year from the grant date;

•	a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions;

•	accelerated vesting of options held for one year from the grant date; and

•

a pro-rata performance share unit award payment (earned performance share units for the years prior to the retirement and pro-rata performance share units for the year of retirement based on months worked for the 2010-2012 award and days worked for the 2011-2013 and 2012-2014 awards) for awards held for one year from the grant date.

(12)	These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:

•

Restricted Stock Units—The difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.

•

Market Share Units—The difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.

Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for “good reason,” where “good reason” is defined as:

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced resulting in a material diminution of the executive’s authority, duties, or responsibilities; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•	Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Retirement and Death

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise vested stock options. Upon retirement, exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable. Upon death, exercise thresholds lapse.

Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date.

Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions.

Performance Share Units—If at least one year from the beginning of the three-year performance cycle of a performance share unit award has passed, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee’s retirement or death and (2) in a proportionate amount of the performance share units for the performance year during which the employee retires or dies, subject to performance provisions.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan, as well as a pro-rata annual and transition (if applicable) contribution on eligible compensation paid in the year of separation from service or death.

Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee’s age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire, or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable.

Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date.

Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions.

Performance Share Units—If at least one year from the beginning of the three-year performance cycle of a performance share unit award has passed and upon signing a general release, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee’s involuntary termination not for cause and (2) in a proportionate amount of the performance share units for the performance year during which the employee is involuntarily terminated not for cause, subject to performance provisions.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee signs a general release, or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for a pro-rata annual and transition (if applicable) contribution based on eligible compensation paid in the year of separation from service.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits starting at age 55.

Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for “cause,” where “cause” is defined as:

•	failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

•

severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

A terminated executive who signs a general release will be eligible for the following:

•	Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Change in Control

As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2013, and may be extended with revisions, as appropriate, beginning on January 1, 2014, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010 (including all of the Named Executive Officers), or 24 months following a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

“Change in Control” means the earliest to occur of any one of the following dates:

(i)

The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)

The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)

The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)

The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change in control:

•	A cash payment equal to 2.99 years of base salary plus target bonus.

•

Payout of any outstanding performance share units for which the performance year has been completed before the change in control and a payout of a proportionate amount of the target performance share units for the performance year during which the change in control occurs.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock units, including units held less than one year.

•

Three additional years of service and age for pension purposes and eligibility for the plan’s early retirement subsidy if the executive’s age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

•	Eligibility for retiree medical benefits based on three years additional age and service.

•	Continuation of benefits for three years.

•	Vesting of unvested match in the company’s savings plans.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives.

•	Payment of any legal fees incurred to enforce the agreement.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2013. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interest of the company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner every five years, the Audit Committee and its chairperson participate in the process for the selection of D&T’s new lead engagement partner.

Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2013.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2012 and 2011 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2011	2012
	(in millions)
Audit	$11.53	$11.43
Audit Related	0.99	1.61
Tax	6.06	7.33
All Other	0.02	0.05

Total	$18.60	$20.42

Audit fees for 2011 and 2012 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

Audit Related fees for 2011 and 2012 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

Tax fees for 2011 and 2012 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2011 and 2012 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.

As part of the oversight of the company’s financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T’s provision of non-audit services in 2012 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company’s internal control over financial reporting, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2012 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Alan J. Lacy, Chair

Laurie H. Glimcher, M.D.

Michael Grobstein

Gerald L. Storch

ITEM 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 27. Accordingly, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the stockholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2013 Proxy Statement.”

Our executive compensation programs are designed to enable us to attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. A significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as key behavioral standards. In addition, a substantial portion of an executive’s compensation is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

At our annual meeting of stockholders held in May 2012, approximately 95.2% of the votes cast on the proposal at that meeting voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the company’s approach to executive compensation.

We strongly urge you to read the CD&A, which describes our compensation program in greater detail. Highlights include:

•	our pay-for-performance philosophy;

•	3-year and 5-year total shareholder return that exceeded our peer group average and the S&P 500 Index;

•

ending 2012 with significant regulatory approvals and solid revenue growth for in-line and new products, which partially mitigated the loss of exclusivity of Plavix* and Avapro*/Avalide* and other challenges we faced during 2012;

•	annual and long-term incentives that are 100% performance-based;

•	requiring a significant portion of an executives’ compensation to be at risk and tied to the creation of shareholder value;

•	having robust share ownership and share retention guidelines and prohibiting speculative and hedging transactions;

•	appropriately mitigating risks through the use of various measures described in more detail beginning on page 10;

•	adoption of a new recoupment policy in 2012 which applies to our incentive awards in addition to our existing clawback provisions in our equity awards;

•	generally not providing perquisites;

•	no tax gross-ups in our change-in-control agreements for executives who became eligible for change-in-control benefits after September 1, 2010; and

•	change-in-control agreements requiring a “double-trigger” before any payments are made to an executive.

We value input from our stockholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

Accordingly, the Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

The following table summarizes information concerning the company’s equity compensation plans and outstanding and exercisable options as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	54.8	(1)	$23.19	(1)	116.0
Equity compensation plans not approved by security holders(2)	0.3		$25.32		28.4

	55.1		$23.21		144.4

(1)

The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2012, there were a total of approximately 7.6 million shares subject to restricted stock units, approximately 2.2 million shares subject to market share units and approximately 3.3 million shares subject to performance share units.

(2)	No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

OTHER MATTERS

Advance Notice Procedures

As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year’s annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year’s annual meeting. For our 2014 Annual Meeting, we must receive this notice between January 7, 2014 and February 6, 2014. These requirements are separate and distinct from the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement. For further information on how a stockholder may nominate a candidate to serve as a director, please see page 12.

Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

2014 Stockholder Proposals

Stockholder proposals relating to our 2014 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary, no later than November 21, 2013. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

*

Indicates, in this Proxy Statement, brand names of products, which are registered trademarks not owned by BMS or its subsidiaries. Erbitux is a trademark of ImClone LLC; Avapro/Avalide (known in the EU as Aprovel/Karvea) and Plavix are trademarks of Sanofi; and Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

EXHIBIT A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)

an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)

more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)

the director, or an immediate family member of the director, received $120,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)

more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor;

e)	the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company’s audit;

f)

the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)

the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)

the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT

777 SCUDDERS MILL ROAD

PLAINSBORO, NJ 08536

By Car:

From New York:

Take the Lincoln Tunnel.

Take the New Jersey Turnpike South/Newark Exit.

Exit Left onto I-95 South.

Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.

Merge onto US-1 South toward Trenton.

Take ramp onto Scudders Mill Rd.

Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

Take I-95 North.

Merge onto US-1 North via Exit 67A toward New Brunswick.

Turn Slight Right onto Scudders Mill Road.

Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

Free parking for stockholders attending the 2013 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R        V O T E        I S        I M P O R T A N T

P L E A S E        V O T E        Y O U R        P R O XY

P.O. BOX 4000 PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, May 2, 2013 for shares in employee benefit plans or (ii) Monday, May 6, 2013 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, May 2, 2013 for shares in employee benefit plans or (ii) Monday, May 6, 2013 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 29, 2013 to ensure timely receipt of your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42122-P20658-Z57165	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH DIRECTOR UNDER ITEM 1.			For	Against	Abstain
1.	Election of Directors
Nominees:
	1A)	L. Andreotti	☐	☐	☐

	1B)	L. B. Campbell	☐	☐	☐

	1C)	J. M. Cornelius	☐	☐	☐

	1D)	L.H. Glimcher, M.D.	☐	☐	☐

	1E)	M. Grobstein	☐	☐	☐

	1F)	A. J. Lacy	☐	☐	☐

	1G)	V.L. Sato, Ph.D.	☐	☐	☐

	1H)	E. Sigal, M.D., Ph.D.	☐	☐	☐

	1I)	G.L. Storch	☐	☐	☐

	1J)	T.D. West, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

		For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2 AND 3.
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote to Approve the Compensation of our Named Executive Officers	☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET

2013 Annual Meeting of Stockholders

Tuesday, May 7, 2013

10:00 A.M.

Bristol-Myers Squibb Company

777 Scudders Mill Road

Plainsboro, New Jersey

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey.

Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000.

Free parking for stockholders attending the 2013 Annual Meeting is available at Bristol-Myers Squibb.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting:

The Notice of 2013 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2013

The undersigned hereby appoints Lamberto Andreotti, Charles Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 7, 2013 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after May 2, 2013, the Trustee will vote the shares in the same proportion as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)